Exhibit 10.13

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

CONFIDENTIAL

LICENSE, DEVELOPMENT, COLLABORATION,

AND

COMMERCIALIZATION

AGREEMENT

BY AND BETWEEN

DANCE PHARMACEUTICALS, INC.

AND

AEROGEN LIMITED

NOVEMBER 2010

TABLE OF CONTENTS

		Page
1	DEFINITIONS	1

2	GRANT OF RIGHTS	9

3	DEVELOPMENT	10

4	ECONOMIC TERMS	16

5	PATENT RIGHTS	20

6	WARRANTIES REPRESENTATIONS & COVENANTS	26

7	SUPPLY	28

8	INDEMNIFICATION	30

9	TERM & TERMINATION	31

10	LIMITATION OF LIABILITY	32

11	DISPUTE RESOLUTION	32

12	MISCELLANEOUS	33

Schedule A	Device Patents and Patent Applications	37

Schedule B	Device Development Plan	39

Schedule C	Disclosures	40

Schedule D	Aerogen Warrant	42

i

LICENSE DEVELOPMENT, COLLABORATION, AND COMMERCIALIZATION AGREEMENT

THIS LICENSE, DEVELOPMENT, COLLABORATION, AND COMMERCIALIZATION AGREEMENT (“Agreement”) is effective as of Nov 5, 2010 (the “Effective Date”), and is by and between DANCE PHARMACEUTICALS, INC. a Delaware, USA corporation having its principal place of business at 2 Mint Plaza, Suite 804, San Francisco, CA 94103 USA (“Dance”) and AEROGEN Limited, a private limited company incorporated in Ireland having its principal place of business at Galway Business Park, Dangan, Galway, Ireland (“Aerogen”). Dance and Aerogen are individually a “Party” or collectively “Parties.”

RECITALS

WHEREAS, Aerogen is the owner of all right, title and interest in or otherwise has the right to license certain Patents and Information (including Know-How) related to the Device (as hereinafter defined);

WHEREAS, the Parties wish to collaborate in the development of the Device for use with the Drug Products in the Field (as hereinafter defined);

WHEREAS, Aerogen desires to grant, and Dance desires to accept, the License (as hereinafter defined) to develop and commercialize the Device on the terms and conditions set forth herein; and

AGREEMENT

NOW, THEREFORE, for and in consideration of the above-described recitals, the mutual covenants of the Parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto, intending to be legally bound, enter into the agreements contained herein.

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1 “AAA” shall have the meaning set forth in Section 12.2 (Arbitration).

1.2 “Action” shall have the meaning as set forth in Section 8.3 (Indemnification Procedures).

1.3 “Aerogen Know-How” means any Know-How which is necessary or useful to Exploit the Device in the Territory and owned, licensed to or otherwise controlled by Aerogen or any of its Affiliates as of the Effective Date or during the Term, including the Aerogen New Technology, if any.

1.4 “Aerogen Patent(s)” means any Patent which is owned, licensed to or otherwise controlled by Aerogen or any of its Affiliates as of the Effective Date or during the Term and is necessary or useful to Exploit the Device, being those Patents listed on Schedule A and any Patents covering Aerogen New Technology, if any.

1.5 “Aerogen New Technology” shall have the meaning set forth in Section 5.2.1(a) (Improvements).

1.6 “Affiliate” means, with respect to either Party, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Party. For the purposes of this definition, the term “control”, as applied to any person or entity, means the ownership or control, directly or indirectly, of more than the lesser of (a) 50% or (b) the maximum percentage allowed by law in the country of the controlled person or entity, of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided that such entity shall be considered an “Affiliate” only during the time that such “control” exists.

1.7 “Bankruptcy Code” shall have the meaning set forth in Section 9.6 (Section 365(n) of the Bankruptcy Code).

1.8 “Budget” means the Project Fees that the Parties have agreed will be paid by Dance to Aerogen for the services to be performed by Aerogen in relation to the design, development, testing, and refinement of final form Devices meeting the Specifications and Product Requirements, all as set forth in the Device Development Plan. The Budget for the first stage of the Device Development Plan will be attached to this Agreement and will be updated by the Parties from time to time in writing during the Term hereof. All references to the Budget shall mean the then-current Budget.

1.9 “Claim” means any charge, allegation, notice, civil, criminal or administrative claim, demand, complaint, cause of action, or Proceeding.

1.10 “Commercially Reasonable Efforts” means that level of effort (including the promptness with which such effort would be applied) as is customary in the medical device or pharmaceutical industry for carrying out in a sustained manner a particular task or obligation to develop and commercialize medical device or pharmaceutical products, as the case may be as to the Device or the Drug Products, and, in any event, not less than the same efforts that would be expended by a Party to develop and commercialize a medical device, pharmaceutical product, or a combination thereof, with comparable perceived market potential, at a similar stage in its development or product life, with comparable regulatory pathways and cost of development, manufacture and bringing to market, taking into account the prevalence of the indication, the competitiveness of alternative products, the patent and other proprietary position of such product, the likelihood of Regulatory Approval, its profitability, the availability of funding to support the development, manufacture and commercialization of the product and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis.

1.11 “Commercialization Partner” means a third party with whom Dance enters into a sublicense agreement consistent with this Agreement whereby such Commercialization Partner obtains the rights to Exploit the Device for use with Drug Products in the Field in the Territory, in exchange for any one or a combination of: funding pre-clinical or clinical development of Drug Products and/or the Device, payment of license fees and milestone payments, purchase of equity in Dance or its Affiliate, provision for loan facilities, and payment of royalties on sales of Drug Products.

1.12 “Confidential Information” means all confidential and/or proprietary Information of a Party that is disclosed to the other Party under this Agreement, which may include without limitation specifications Know-How, trade secrets, legal information, technical information, information regarding research and development and manufacturing, drawings, designs, models, prices and pricing policies, marketing practices, customer lists, business information including business (including marketing and partnering) plans and strategies, personnel information, regulatory (including clinical) plans and strategies, financial information including financing plans and strategies, improvements (including Improvements), inventions, discoveries, methods, processes, procedures, formulations (including Formulations), source code, object code, databases, data structures, pseudocode, protocols, techniques, data, and unpublished patent applications and other intellectual properties, whether disclosed in oral, written, graphic, or electronic form. Confidential Information of Dance includes without limitation, Drug Products and any and all Information relating thereto including the Formulations and Packaging, Dance Know-How, Dance Data and New Dance Technology, and marketing and pricing strategies, regulatory strategies, business strategies with regard to potential Commercialization Partners and information relating to the Field including making inhaled insulin a viable product and commercial success. Confidential Information of a Party and copies thereof shall be solely owned by such Party unless otherwise agreed in this Agreement.

1.13 “Dance Data” shall have the meaning set forth in Section 5.2.1(c)(iii) (Improvements).

1.14 “Dance Know-How” means any and all Know-How owned, licensed to (other than Know How licensed pursuant to this Agreement) or otherwise controlled by Dance or any of its Affiliates as of the Effective Date or during the Term, relating to the Drug Products, including their development, manufacture or use, including their use in combination with the Device.

1.15 “Dance New Technology” shall have the meaning set forth in Section 5.2.1(b) (Improvements).

1.16 “Device Development Plan” shall have the meaning set forth in Section 3.3 (Device Development Plan). All references to the Device Development Plan shall mean the then-current Device Development Plan.

1.17 “Device” means a vibrating mesh inhaler incorporating any of Aerogen’s technology in the form of a small portable device suitable for delivering insulins for the treatment of diabetes, to the human airways by means of inhalation, including the vibrating mesh, electronics, drug feed tube and associated patient interaction features; that (a) incorporates the features and meets the Specifications and product requirements set forth in the Device Development Plan and (b) is customized for use with the drug products, and any improvements to any of the foregoing.

1.18 “Dispute” shall have the meaning set forth in Section 11.1 (Informal Resolution).

1.19 “Drug Product(s)” means any and all formulations of insulins, formulated for use with the Device and for the treatment of diabetes (collectively referred to herein as the “Formulations”), together with any labeling or packaging for the Formulations (collectively referred to herein as the “Packaging”). For clarity, Drug Product(s) do not include the Device.

1.20 “Drug Device Combination” means a medical product comprised of both the Device and the Drug Product used together to deliver insulin for the treatment of diabetes.

1.21 “Effective Date” shall have the meaning set forth in the introduction.

1.22 “EMA” means the European Medicines Agency or any successor agency with responsibilities comparable to those of the European Medicines Agency.

1.23 “Encumbrance” means in the Field within the Territory any lien, pledge, security interest, right of first refusal, option, title defect, Claim, license, restriction, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

1.24 “Exclusive” means that neither Aerogen nor any of its Affiliates shall itself Exploit or license or grant rights to or otherwise affirmatively facilitate any third party to Exploit, directly or indirectly, any Device in the Field in the Territory.

1.25 “Efficiency” means the mean respirable mass efficiency of aerosol delivery to the lung of a dose of a drug determined by the fraction [IM x FPF 1-5 microns] total dose where IM = inhaled mass, FPF = Fine Particle Fraction and both IM and FPF are measured quantities. The Efficiency shall be measured by the testing methods as employed for FDA520(k) Pre-market Notification Section 9 Performance Requirement (product performance determined utilizing common respiratory drugs and a standard respiratory model employing inhalation/ventilator settings giving results substantially equivalent to other predicated nebulisers on the market).

1.26 “EU Major Markets” means Germany, France, the UK, Italy and Spain

1.27 “Exploit,” “Exploiting” or “Exploitation” means to formulate, develop, seek Regulatory Approval for, make or have made (by Aerogen or by a third party as permitted by the Supply Agreements only), use, sell, have sold, offer for sale, market, promote, import, export, display, distribute, perform or otherwise commercialize or dispose of.

1.28 “FDA” means the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services (“HHS”) and any successor agencies with responsibilities comparable to those of the FDA and HHS.

1.29 “Field” means delivery of insulins, through inhalation for the treatment of diabetes excluding insulin delivery in an acute care hospital environment. The Parties agree that this definition may be revisited in future with a view to expansion of the Field but any such amendments must be agreed in writing with specific reference to this Agreement.

1.30 “First Commercial Sale” means the date of the first commercial sale of the Device or Drug Product (for end use or consumption for use with the Device) by Dance, its Affiliate, sub-licensee or Commercialization Partner to an unaffiliated third party.

1.31 “IFRS” means International Financial Reporting Standards.

1.32 “Improvements” means new improvements, discoveries, inventions, developments, enhancements, derivative works, technology, Know-How and other intellectual property, whether or not patentable or protectable, relating to the Device, Drug Products, or the combination of the Device with Drug Products, or their development, manufacture, use or sale.

1.33 “IND” means an investigational new drug application filed with, and accepted by, the FDA prior to beginning clinical trials in humans in the U.S. of a product, or any comparable application to and acceptance by the Regulatory Authority of a country or group of countries other than the U.S. including but not limited to the EMA, prior to beginning clinical trials in humans of a product in that country or in that group of countries.

1.34 “Information” means any data, results, business, technical or scientific information, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, Know-How (including Aerogen Know-How and Dance Know-How, as the case may be), trade secrets, specifications (including Specifications), instructions, or compositions of matter of any type or kind (whether patentable or not patentable or otherwise protectable), software, algorithms, marketing reports, test data (including without limitation preclinical and clinical test data), analytical and quality control data, other study data, and procedures.

1.35 “Indemnifying Party” shall have the meaning set forth in Section 8.3 (Indemnification Procedures).

1.36 “Indemnitee” shall have the meaning set forth in Section 8.3 (Indemnification Procedures).

1.37 “JDC” shall have the meaning set forth in Section 3.1 (Joint Development Committee).

1.38 “Know-How” means any and all technology, know-how, discoveries, unpatented inventions, practices, expertise, developments, improvements (including Improvements), techniques, methods, test methods, processes, procedures, formulae, and drawings whether or not patentable or protectable.

1.39 “Law” means any supranational, national, federal, state, provincial or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental or regulatory authority, including without limitation, the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as they may be amended or supplemented from time to time, or an equivalent application under any successor laws or regulations (the “Act”), and any foreign equivalents thereof, in each case as applicable to the Parties or their activities hereunder. Law includes without limitation any supranational, national, federal, state, provincial or local law, statute or ordinance, or any rule or regulation, pertaining to environment, health or safety.

1.40 “License” means the licenses set forth in Sections 2.1 (License) and Section 2.2 (Right to Sublicense).

1.41 “Licensed Intellectual Property” means the Aerogen Patents, Aerogen Know-How any Aerogen Information, and Aerogen New Technology.

1.42 “NDA” means a New Drug Application filed with the FDA to obtain Regulatory Approval for a product in the U.S. or any comparable application filed with the Regulatory Authority of a country or group of countries other than the U.S. including but not limited to the EMA, to obtain Regulatory Approval for a product in that country or in that group of countries.

1.43 “Net Sales” means the gross amount received by Dance, its Affiliates, or any Commercialization Partner or sub-licensee of a Commercialization Partner for the bona-fide commercial sales in the Territory of the Device or Drug Product (provided the Drug Product is sold for use solely with the Device), to third party purchasers in arms-length transactions (which, for the avoidance of doubt, includes distributors who purchase Device and Drug Product), less the following deductions, determined in accordance with IFRS as applied consistently by the selling person or entity:

(i) freight, postage, shipping charges and other transportation expenses including insurance, packing and distribution charges, commercially reasonable quantity, trade and cash discounts (including discounts for prompt payment), allowances, and credits actually allowed or paid (including commercially reasonable discounts to customers in form of deductions actually allowed or fees actually paid such as cash coupons) in so far as such discounts, allowances and credits relate to relevant sales of the Device and Drug Products;

(ii) billing error adjustments, retroactive price reductions and credits or allowances granted upon rejections or returns for damaged goods of the Device and Drug Products (including as a result of defects or recalls or because of rebates or retroactive price adjustments);

(iv) amounts payable resulting from governmental (or agency thereof) mandated rebate or discount programs (including discounts mandated by or granted in response to laws or regulations, retroactive price reductions or rebates paid or credited to any governmental authority or agency or third party payor, administrator or contractee, including in respect of any government subsidized program such as Medicare and Medicaid rebates to the degree that the amounts so payable relate to relevant sales of the Device and Drug Products;

(v) sales taxes, excise taxes, use taxes, tariffs and customs or import/export duties, or other governmental charges actually due or incurred with respect to such sales, including value-added taxes; and

For the avoidance of doubt Net Sales shall not include any transfer of Devices or Drug Product to third parties for clinical trial use (including in connection with the conduct of any Phase 4 clinical trials), or for sampling, charitable or compassionate use purposes

1.44 “The Novartis Licence” means the license agreement made between Nektar Therapeutics and Stamford Devices Limited and dated 22nd November 2007 pursuant to which Stamford Devices Limited acquired rights to proprietary technology which rights were later assigned to Aerogen;

1.45 “Patent(s)” means:

(a) patents or patent applications; and

(b) any divisionals, continuations, substitutions, continuations-in-part, extensions, renewals, confirmations, re-examinations, registrations or reissues of such patents or applications, as applicable.

1.47 “Priority Party” shall have the meaning set forth in Section 5.4.3 (Enforcement).

1.48 “Proceeding” means any action, arbitration, audit (to the knowledge of such Party), hearing, investigation (to the knowledge of such Party), litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any governmental entity or arbitrator.

1.49 “Product-Specific Infringement” shall have the meaning set forth in Section 5.4.1 (Enforcement).

1.50 “Project Fees” means those fees that have been agreed to by the Parties and set forth in the Budget.

1.51 “PTO” shall have the meaning set forth in Section 5.3.4 (Patent Prosecution and Maintenance).

1.52 “Regulatory Activities” means any and all actions reasonably necessary or required to obtain or maintain the Regulatory Approvals, including, without limitation, the design and conduct of clinical trials as necessary.

1.53 “Regulatory Approval” means with respect to the Device, the Drug Product or any Improvements to any of the foregoing, any approval required under the Act (i.e., the approval of the 510(k) or NDA, as applicable) and any similar governmental approvals required in any jurisdiction in the Territory to Exploit such Device, Drug Product or Improvements to any of the foregoing.

1.54 “Regulatory Authority” means the FDA and any similar governmental authority, administrative agency or commission of any country, state, county, city or other political subdivision in the Territory.

1.55 “Requesting Party” shall have the meaning set forth in Section 5.4.3 (Enforcement).

1.56 “Royalty” shall have the meaning set forth in Section 4.3.1 (Royalty Rate).

1.57 “Royalty Term” means, on a country-by-country basis in the Territory, the period of time from the First Commercial Sale in such country through the later of (i) the date upon which there is no Valid Claim of an Aerogen Patent covering the Device sold by Dance, its Affiliates, distributors or Commercialization Partners, (which shall for the avoidance of doubt include all sublicensees) as applicable, in such country, or (ii) [*] years after the First Commercial Sale in such country. Notwithstanding the foregoing, if under Section 5.2.1, Dance assigns any of Dance’s right, title or interest in any Improvement to Aerogen that is Aerogen New Technology, it is understood and agreed that (i) for the purposes of determining Royalty payments hereunder, any Patent solely covering such Improvement shall not be deemed an Aerogen Patent, and (ii) Dance will only be obligated to pay Know How Royalties on Net Sales of Devices or Drug Products in a particular country if the only Valid Claim covering the Device or its manufacture, sale, use or importation in such country covers such Improvement assigned to Aerogen by Dance.

1.58 “Specifications” means those features, functions, attributes, manufacturing requirements and performance characteristics of the Device that are set forth in the Device Development Plan.

1.59 “Sublicense” shall have the meaning set forth in Section 2.2 (Right to Sublicense).

1.60 “Sublicensee” shall mean any party who obtains a Sublicense from Dance or from a Commercialization Partner

1.61 “Supply Agreement” shall have the meaning set forth in Section 7 (Supply).

1.62 “Term” shall have the meaning set forth in Section 9 (Term).

1.63 “Territory” means the world.

1.64 “Valid Claim” means an issued claim of an unexpired Patent, or a claim of a pending Patent application, on a country-by-country basis, that shall not have been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction. On a country-by-country basis, a Patent application pending for more than eight (8) years shall not be considered to have any Valid Claim for purposes of this Agreement unless and until a Patent with respect to such application issues with such claim.

1.65 “Vibrating Mesh Inhaler” means any device that delivers a drug formulation in the form of liquid droplets to the human airways by means of inhalation, using the vibrating mesh aerosol generating principle. For the avoidance of doubt, (i) the term “Vibrating Mesh Inhaler” shall not include any device that delivers a drug formulation solely or primarily via the nose, and (ii) the term “Device” includes “Vibrating Mesh Inhaler”.

2.	GRANT OF RIGHTS

2.1 License. Subject to the non-compete provisions of Section 6.5 (Non-Compete in Territory) in this Agreement, the other terms and conditions of this Agreement and compliance with the foregoing:

2.1.1 Aerogen hereby grants to Dance an Exclusive, sublicensable (in accordance with Section 2.2 (Right to Sublicense)), revocable, royalty-bearing license under the Licensed Intellectual Property to Exploit the Device in the Field in the Territory.

2.1.2 For the avoidance of doubt, except as permitted under Section 7 (Supply) of this Agreement and the Supply Agreements, the license granted to Dance in Section 2.1.1 above does not grant Dance the right to Exploit (a) the Device in combination with drugs other than Drug Products, or (b) the Device in fields other than the Field.

2.1.3 The License shall be rendered non-exclusive, irrevocable, perpetual, fully sublicensable fully paid-up and royalty-free upon the expiration of the Royalty Term, on a country-by-country basis.

2.2 Right to Sublicense. Subject to the terms and conditions of this Agreement and compliance therewith, Dance shall have the right to grant sublicenses (individually, a “Sublicense”) under the License to third parties to Exploit the Device, and if a Sublicense is granted to a Commercialization Partner, such Sublicense shall include the right of such Commercialization Partner to grant further sublicenses. Dance shall promptly provide Aerogen with a redacted copy of any agreement relating to any Sublicense granted by Dance, which shows the name of the Sublicensee and the royalty rate and other applicable economic terms of such Sublicense. Any Sublicense granted by Dance shall be consistent with Dance’s obligations under this Agreement. If a Sublicensee breaches the Sublicense agreement, Dance shall use Commercially Reasonable Efforts, at its own expense, to enforce the terms of such Sublicense against the Sublicensee, including termination if such breach is not cured within thirty (30) days and pursuit of any fees or other consideration payable to Dance pursuant to such Sublicense. Any Sublicense shall not relieve Dance of its obligations to Aerogen under this Agreement and Dance shall remain fully responsible for performance of this Agreement notwithstanding any Sublicenses granted by Dance.

2.3 Disclosure of Licensed Intellectual Property. Prior to the Effective Date, Aerogen has delivered to Dance, or provided Dance with copies of, all material Aerogen Patents. In addition, following the Effective Date, Aerogen shall promptly deliver to Dance, or provide Dance with copies of, (i) any Aerogen Information and Aerogen Know-How related to the Device in the field, that is reasonably requested by Dance; and (ii) all Aerogen Patents, in each case, as they are created or become available to the extent that such patents relate to the Device in the Field.

2.4 No Implied Licenses. Except as expressly set forth in Sections 2.1 and 2.2, neither Party will obtain any rights of any kind or license under any intellectual property or Confidential Information of the other Party, including any patent application or patent, whether by reason of this Agreement or otherwise.

3.	DEVELOPMENT

3.1 Joint Development Committee. To facilitate communication between the Parties with respect to the foregoing, the Parties shall establish and jointly participate in a Joint Development Committee (“JDC”).

3.1.1 Performance of Responsibilities. The JDC shall perform its responsibilities under this Agreement based on the principles of prompt and diligent development of the Device in the Territory, consistent with good medical device and drug practices and the ultimate maximization of long-term profits derived from the sale of the Device for use in combination with the Drug Products in the Territory. The JDC shall have only the power and the authority expressly assigned in this Section 3 (Development) and elsewhere in this Agreement, and the JDC shall not have any power or authority to amend, modify, or waive compliance with this Agreement.

3.1.2 Dissolution of the JDC. The JDC shall be automatically disbanded within thirty (30) days of the latter of completion of the last milestone or delivery of the last deliverable under the Device Development Plan.

3.1.3 Membership of the JDC. Each Party will assign three (3) of its employees to serve as regular members of the JDC to represent their development, regulatory, quality, and manufacturing departments or divisions with additional representation from their finance and marketing departments on an as needed basis. Either Party may designate substitutes for its members if one (1) or more of such Party’s designated members are unable to be present at a meeting. From time to time each Party may replace its members by written notice to the other Party specifying the prior member(s) and their replacement(s). Dance shall select one (1) of its members as the chairperson of the JDC during the first year of the Term. On the first anniversary of the Effective Date, Aerogen shall select one (1) of its representatives as the chairperson of the JDC during the second year of the Term, and, thereafter, on each anniversary of the Effective Date, the Parties shall rotate designation of the chairperson during the next year of the Term. The chairperson shall have no special authority over the other members of the JDC other than calling meetings and setting the agenda as set forth below, and shall have no additional voting rights.

3.1.4 JDC Meetings and Agendas.

(a) Meeting Agendas. The chairperson of the JDC shall be responsible for calling meetings and shall prepare a draft agenda containing the topics (for example, Regulatory Approval, development and/or manufacturing issues) for the upcoming meeting. The chairperson shall disclose to the other members of the JDC (i) the draft agenda no later than ten (10) business days in advance and (ii) its final agenda (along with appropriate related Information) at least five (5) business days in advance, of each meeting of the JDC; provided that, under exigent circumstances requiring JDC input, the chairperson may provide the draft and final agenda to the other members of the JDC with a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other JDC members consent to such temporary changes to the general process for distributing the agenda for JDC meetings.

(b) Meetings. The JDC shall hold at least one (1) meeting per calendar quarter on such dates and at such times each calendar quarter as it elects. Meetings of the JDC shall be effective only if at least one (1) representative of each Party is present or participating. The JDC may meet either (i) in person at each Party’s facilities on alternating occasions, or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference. With the prior consent of each Party’s representatives, other representatives of each Party or third parties involved with the Device may attend meetings as nonvoting participants provided such third parties are reasonably acceptable to the other Party and are subject to obligations of confidentiality. Additional meetings of the JDC may also be held with the consent of each Party, or as required under this Agreement, and no Party shall unreasonably withhold or delay its consent to hold such an additional meeting. Each Party shall be responsible for all of its expenses incurred in connection with participating in the JDC.

(c) Minutes. The Parties members shall take turns and be alternately responsible every other meeting for preparing and issuing minutes of each such meeting within thirty (30) days thereafter. Such minutes shall not be finalized until the other Party reviews and confirms in writing with the preparing Party the accuracy of such minutes in writing, which review by such other Party shall be completed within thirty (30) days after the receipt of the draft minutes.

3.1.5 JDC Decisions and Actions.

(a) Except as expressly provided in this Section 3.1.5 (JDC Decisions and Actions), actions to be taken by the JDC shall be taken only following unanimous vote, with each Party having one (1) vote.

(b) Dispute. If the JDC fails to reach unanimous agreement on a matter for decision that is within the JDC’s power and authority during a period in excess of forty-five (45) days after the first discussion of such matter at the JDC (or such longer period as mutually agreed by the Parties), the dispute resolution provisions of Article 12 (Dispute Resolution) shall apply.

3.2 Development Program.

3.2.1 General. The Parties shall undertake a development and feasibility assessment program to develop the Device, including design, development, testing, and refinement of the Device meeting Specifications and Product Requirements up to the point where the Device is commercial ready (the “Development Program”). For the purposes hereof, “commercial ready” includes, but is not limited to: CE marked product, supply chain ready to support product manufacture for approval testing and certification to meet global regulatory/quality standards in the major countries where product being sold. Aerogen shall be responsible for conducting all Development Program activities and providing deliverables to Dance as set forth in the Device Development Plan (defined below) for the Project Fees set forth in the Budget. Device design must follow Design Control standard that meet QSR and ISO 13485. Dance shall be responsible for establishing the Product Requirements for the Device, through and with consultation from Aerogen, which Product Requirements shall be set forth in the Device Development Plan. The Parties shall together establish the Specifications and incorporate into the Device Development Plan at the appropriate stage of Development. The Specifications and Product Requirements may be modified from time to time in writing by the Parties as provided for in Section 3.3.2 and set forth in an amendment to the Device Development Plan.

3.3 Device Development Plan.

3.3.1 Attached hereto as Schedule B is a plan mutually agreed to by the Parties that sets forth the Development Program activities for the Device (the “Device Development Plan”), including, without limitation:

(a)	Product Requirements (prepared by Dance in consultation with and accepted by Aerogen),

(b)	Specifications (prepared by Aerogen in consultation with and approved by Dance),

(c)	Budget including Project Fees for achieving individual phases of the Device Development Plan (prepared by Aerogen and approved by Dance),

(d)	Device Development Plan Milestones (mutually agreed to by the Parties)

(e)	Deliverables (mutually agreed to by the Parties)

(f)	Time estimates for milestones and deliverables for the Development Program (mutually agreed to by the Parties).

3.3.2 Modifications to Device Development Plan. Following the Effective Date, any modifications to the Device Development Plan, including, without limitation, any modification to the Specifications or Product Requirements, shall be made through the JDC, by motion of either Party.

3.3.3 Development Manufacturing. Aerogen shall control all development manufacturing activities pertaining solely to the Device; provided that Aerogen shall (i) keep Dance reasonably informed with respect to such activities, (ii) consider in good faith all reasonable suggestions and comments provided by Dance with respect to such activities and (iii) not take any action or fail to take any action which would be reasonably likely to have a material adverse effect on the development of the Device and/or manufacture thereof, including the quality, reliability, and robustness of the Device or which would otherwise have an adverse effect on the Drug Product when used with the Device, or the ability of Dance or any Affiliate or Commercialisation Partner of Dance to obtain Regulatory Approval of the Device and/or Drug Products anywhere in the Territory. Dance shall have the right, on reasonable advance notice and during regular business hours and under conditions of confidentiality, to visit (or have its designee, who is reasonably acceptable to Aerogen, visit) Aerogen’s facilities where the Device is being developed, tested and manufactured, and to observe such development, testing and manufacturing activities and review all documents including data and records related the design and development of the Device.

3.3.4 New Features and Design Improvements.

(a) General. From time to time, each Party may propose to the other Party that it include in the Specifications and Product Requirements for the Device any new features or other Improvements to the Device. In such case, the proposing Party shall present to the other Party the new feature or other Improvement (and in the case of Aerogen, together with a reasonably detailed analysis of cost/risk/benefit thereof), and the other Party shall consider such proposal in good faith (including making the appropriate personnel of such other Party available to discuss any such proposal with the proposing Party); provided that Dance shall solely control, and retain final decision-making authority in its sole discretion, with respect to incorporating any such new feature or other Improvement in the Device.

(b) Closed System. Dance and Aerogen agree to jointly work in good faith towards implementing certain features or practices intended to discourage and/or prevent the unauthorized use of medications in the Device, which shall be set forth in the Device Development Plan.

3.3.5 Future generation devices: Dance’s competitive strategy to market their inhaled insulin products is to put a low cost device on the market as soon as possible and then follow quickly with improvements and further versions of the device. Dance and Aerogen would like to begin working together on the development of at least one follow-on device before the first device is on the market. The parties anticipate that during the development of the first device, concepts and improvements for use in 2nd, 3rd and additional versions of the device will arise. Although the next generation devices will require their own new development plans and budgets (preferably much abbreviated versions of the 1st generation plans and budgets), it is assumed that their development will be covered under the terms of this Agreement.

3.4 Regulatory Approval and Regulatory Activities.

3.4.1 Regulatory Approval of the Device and Drug Product. Dance shall determine the appropriate strategy for Regulatory Approval for the Drug Device Combination in the Territory, after reasonable consultation with Aerogen through the JDC. Dance shall be solely responsible at its sole cost and expense for obtaining and maintaining all Regulatory Approvals for the Drug Device Combination in the Territory and any and all NDAs and other similar foreign regulatory filings in the Territory related to the Drug Device Combination. Such filings shall be submitted in the name of Dance and shall be owned by Dance. Dance shall (i) keep Aerogen reasonably informed with respect to such activities; (ii) upon Aerogen’s request shall provide Aerogen with copies of correspondence received from and to be provided to Regulatory Authorities concerning the Device; (iii) shall consider in good faith all reasonable suggestions and comments provided by Aerogen with respect to such correspondence and other communications with Regulatory Authorities, and, specifically, use Commercially Reasonable Efforts to allow Aerogen reasonable advance opportunity to comment on initial submissions and subsequent amendments with respect to the Regulatory Approvals; (iv) use Commercially Reasonable Efforts to respond to all requests for information received from Regulatory Authorities with respect to the Drug Device Combination in a timely and complete manner; and (v) not voluntarily take any action or fail to take any action which would be reasonable likely to have an adverse effect on the development of the Drug Device Combination and related Regulatory Approvals, including with respect to the timelines set forth in the Device Development Plan.

3.4.2 Regulatory Assistance. Aerogen shall be responsible for creating and maintaining design history files for the Device and for obtaining and maintaining all applicable regulatory and safety certifications for the Device including those set forth in the Product Requirements (e.g., CE Mark) for the Device at Dance’s cost. In the event that Aerogen uses the Device outside of the Field, Aerogen will be responsible for the cost of maintaining regulatory and safety certifications from the Device for so long as it continues to use the Device outside of the Field. In addition, Aerogen shall, at Dance’s expense, cooperate with Dance in providing all information (including Information) and reasonable assistance, and taking all actions reasonably requested by Dance, that are necessary or desirable to enable Dance to comply with its obligations under this Agreement including those obligations relating to obtaining Regulatory Approvals for the Drug Device Combination in the Territory. Without limiting the generality of the foregoing, Aerogen shall (i) provide Dance with copies of correspondence received from and to be provided to Regulatory Authorities concerning the Device, including CE marks and manufacturing inspections; (ii) consider in good faith all reasonable suggestions and comments provided by Dance with respect to such correspondence and other communications with Regulatory Authorities; and (iv) not voluntarily take any action or fail to take any action which would be reasonable likely to have an adverse effect on the development of the Drug Device Combination or Dance’s ability to obtain Regulatory Approvals for the Drug Device Combination, including with respect to the milestones and timelines set forth in the Device Development Plan. In addition to the foregoing, Aerogen shall (a) assist Dance with and accompany Dance in its interactions with Regulatory Authorities as requested by Dance and at Dance’s expense and (b) obtain and maintain all applicable regulatory and safety certifications for the Device including those set forth in the Product Requirements. Dance shall provide Aerogen with copies of all correspondence received from and to be provided to Regulatory Authorities concerning the Device and access to all regulatory documentation relating to the Drug Device Combination if so requested.

3.4.3 Data and Rights of Reference.

(a) Data. As further provided in Section 5.2.1(c) (Improvements), Dance shall exclusively own all Dance Data, including, without limitation, all preclinical, clinical and non-clinical data generated and collected by or on behalf of the Parties (alone or together or with others) after the Effective Date in connection with the Development Program or the Parties’ other activities in furtherance of the development and commercialization of the Drug Device Combination under this Agreement. Without limiting the foregoing, if Dance furnishes to Aerogen any materials, samples or prototypes including any Formulations or Packaging, and Aerogen tests, analyzes, evaluates, adapts, creates derivatives of or modifies any of the foregoing, the results of such testing, analysis, adaptation, derivation, evaluation or modification (including any data and reports) shall be solely owned by Dance and deemed and treated as Dance Data, Dance New Technology or Dance Know-How, as the case may be. Other than as expressly provided for in the Device Development Plan, Aerogen may not copy, distribute, reverse engineer (by way of example but not limitation, by performing tests such as HPLC, gas chromatography or x-ray crystallography), sell, lease, license or otherwise transfer, modify, adapt, or create derivatives of any materials, samples or prototypes furnished by Dance to Aerogen hereunder, including any Formulation or Packaging.

(b) Right of Reference. Dance, or its Affiliates or Commercialization Partners, shall have the right to reference Aerogen’s or its Affiliates’ filings with Regulatory Authorities pertaining to the Aeroneb Go Nebulizer. Aerogen shall provide Dance with reasonable access to the design history file (“DHF”) and any risk analysis materials pertaining to any such Aeroneb Go Nebulizer, or the Device, and shall, from time to time, at Dance’s expense but with the prior approval of Aerogen (such approval not to be unreasonably withheld, conditioned or delayed), make available to Dance copies of such selected portions of such DHF and risk analysis materials as Dance may request.

(c) Aerogen shall have the right to reference any data related to the delivery of the Drug Device Combination generated or collected by or for Dance or its Affiliates or Commercialization Partners, for the purpose of conducting the Regulatory Activities hereunder and for purposes outside of this Agreement.

3.5 Commercialization. Subject to Section 3.7 (Diligence Obligations), Dance shall, at its own expense, be solely responsible, directly or through Affiliates or Commercialization Partners, for conducting all commercialization activities in the Territory relating to the Drug Device Combination, including any activities relating to the Sublicense of the Drug Device Combination, as well as the Exploitation of the Drug Device Combination. Subject to the terms and conditions of this Agreement, all decisions with respect to commercialization of Drug Device Combination will be at Dance’s sole discretion.

3.6 Device Brand Name: The Parties will work together to establish a brand name for the Device. Such brand name may be used by Dance in the Field and by Aerogen outside the Field. The Parties intend to develop new versions of the Device over time and will maintain continuity of this brand name. The Parties agree to establish the brand name within twelve (12) months of signing this Agreement. Both parties will participate in coming up with potential names for consideration and if mutual agreement cannot be reached, Dance will have the final say in selecting the brand name. Dance will be responsible for all third party costs associated with selecting and trade marking the brand name.

3.7 Diligence Obligations.

3.7.1 Commercially Reasonable Efforts.

(a) Aerogen shall use Commercially Reasonable Efforts to conduct its obligations under the Development Program, including those set forth in the Device Development Plan.

(b) Subject to successful completion of the Development Program through delivery of Devices consistent with the Specifications and Product Requirements set forth in the Device Development Plan, and the manufacture and supply of Devices under and in accordance with the Supply Agreements, Dance shall use, or shall cause its Affiliates or Commercialization Partners to use, Commercially Reasonable Efforts to (i) obtain Regulatory Approval and conduct Regulatory Activities for the Device and Drug Product or a combination Regulatory Approval for the Drug Product and Device in the major markets in the Territory, and (ii) commercialize the Device for use with Drug Product in the major markets in the Territory. Dance shall not be obligated to commercialize more than one (1) Drug Product pursuant to this Agreement.

3.7.2 For clarity, it is understood that the obligation to use Commercially Reasonable Efforts as set forth in this Section 3.7 shall apply to any Commercialization Partners of Dance, and to the extent Dance has obtained reports and plans from such Commercialization Partners and are not restricted by confidentiality obligations, Dance shall share such reports and plans with Aerogen at least annually through the JDC in the same manner as for reports and plans of its own development. This Section 3.7 shall also apply to any permitted successors or assigns of Dance under this Agreement.

3.7.3 Maintenance of Exclusivity. To maintain the exclusivity of its License under this Agreement, Dance, either directly or through an Affiliate, successor, assign or Sublicensee (including any Commercialization Partner), shall use Commercially Reasonable Efforts to achieve the milestones set forth below for the Drug Product. It is understood and agreed that even after Dance secures the financing that is required under Section 3.7.3(a) below, Dance will be required to secure additional financing from time to time during the term hereof in order to meet its obligations under this Agreement,

(a)	Secure adequate financing (including payments from any Affiliates or Commercialization Partners) to fund preclinical development of the Drug Product up to submission of an IND (or its foreign equivalent in the EU) to the FDA or EMA, as the case may be, within [*] months of the Effective Date.

(b)	Initiate a Phase 1 Clinical Trial within [*] of the Effective Date.

(c)	Initiate a registration Clinical Trial within [*] of the Effective Date.

(d)	Begin commercial sales of any Drug Product by the end of the [*] year after the Effective Date.

For purposes hereof, “initiate” means the enrollment of the first patient or subject in such Clinical Trial. In the event that Dance does not meet one or more of the foregoing milestones with respect to the Drug Product and such failure is due in whole or in part to (i) an event of force majeure, (ii) any defects in the Device, (iii) any delays with respect to the design, development, testing, manufacture or supply of the Device meeting Specifications and Product Requirements, (iv) any acts or omissions of Aerogen or its employees, agents or contractors, (v) any acts or omissions of any Regulatory Authority, (vi) any new Laws, (vi) adverse results of a technical or clinical (by way of example but not limitation, unacceptable product properties from a safety, toxicity or efficacy standpoint, then the above milestones will be extended as mutually agreed by the Parties taking into account such circumstances. In the event that Dance does not meet one or more of the foregoing milestones and/or Dance fails to use Commercially Reasonable Efforts to make commercial sales and this failure is not remedied within six months of notice to that effect being delivered to Dance by Aerogen, solely or mainly due to issues unrelated to any of the circumstances described in the preceding subsections (i) through

(vi), then in addition to the extinguishment of Aerogen’s obligations not to compete with Dance pursuant to Section 6.5 (Non-Compete in Territory), Dance’s License shall automatically convert to a non-exclusive license for a period of twelve (12) months from the date of the missed milestone. If at the end of such twelve (12) month period, Dance still has not met the applicable milestone, then Dance’s License shall be automatically revoked. If, however, during such twelve (12) months, Dance does meet the missed milestone and Aerogen has not licensed the rights under the License to a third party, then such License shall re-convert to an exclusive license in favor of Dance. Furthermore, if Dance or an Affiliate, successor, assignee or Commercialization Partner has not begun commercial sales of any Drug Product by the end of the [*] year after the Effective Date, then Dance’s License shall automatically convert to a non-exclusive license. The conversion of Dance’s License from an exclusive license to a non-exclusive license, or the termination of the License, shall be Aerogen’s sole remedy, and Dance’s sole liability, as a result of the failure to meet any of the milestones set forth in this Section 3.7.3.

3.7.4 Reports. Aerogen shall provide Dance, at least quarterly through the JDC, with reports of the progress of its development of the Device including plans for the development of the Device in the upcoming quarter and year. Dance shall provide Aerogen, at least quarterly through the JDC, with reports of its interactions with Regulatory Authorities under Section 3.4.1. All reports shall be deemed and treated as Confidential Information of the Party providing the report.

4.	ECONOMIC TERMS

4.1 Equity Warrants. In partial consideration of the rights and licenses granted to Dance by Aerogen under this Agreement, Dance shall:

(a)	on the Effective Date, issue to Aerogen a warrant to purchase 194,288 shares of the Common Stock of the Company, par value $0.0001 per share (the “Common Stock”), at an exercise price of $0.01 per share, in substantially the form attached hereto as Schedule D (the “Aerogen Warrant”) and Dance warrants that the number of shares and options issued and outstanding at the date of this Agreement is 9,714,384 and that no shares other than Common Stock and Common Stock Options are in issue; and

(b)	on the Effective Date, issue to Aerogen a Warrant to purchase 485,720 shares of Common Stock, at an exercise price of $0.01 per share, in substantially the form attached hereto as Schedule D (the “Milestone Warrant”), which Milestone Warrant shall provide, among other things, that the Milestone Warrant shall not be exercisable, whether in whole or in part, unless and until Dance achieves the Milestone.

For purposes of this Agreement, (i) “Insulin Feasibility Study” shall mean the insulin packaging feasibility study currently being conducted by Dance pursuant to which Dance is utilizing the Licensed Intellectual Property to determine if insulin can be packaged in a manner that permits it to be combined, and integrated with, the Device and (ii) the “Milestone” shall mean, upon completion, and as a result, of the Insulin Feasibility Study only, Dance’s identification and selection of a viable insulin packaging system that can successfully combine, and integrate, insulin with the Device.

4.2 Development Costs.

4.2.1 Project Fees Paid by Dance. Dance shall pay Aerogen the manufacturing transfer price, the Project Fees set forth in the Budget, and the Royalties provided for in Section 4.3. The Budget shall set forth the Project Fees to be paid by Dance to Aerogen for achieving certain phases of the design, development, testing, and refinement, of the Device. Project Fees for the development work identified as Steps 1 and 2 in the Device Development Plan are fixed and shall be guaranteed by Aerogen to cover the items specifically listed in the relevant phase of the Device Development Plan. [*]. In the interim Aerogen has provided best estimates of pricing for Steps 3 and 4 and these estimates are set out in the Device Development Plan. Aerogen and Dance shall use Commercially Reasonable efforts to anticipate Specifications and Product Requirements for the Device Development Plan. However in the event that the JDC determines that there should be a change to the Specifications or Product Requirements and the change impacts the Device Development Plan (increasing either materials or labour) then the relevant phase of the Device Development Plan shall be modified and Aerogen shall be entitled to invoice Dance for the costs of the change. Aerogen shall invoice Dance for an amount that is [*] of the Project Fee for each step, prior to the commencement of such step, and Dance shall pay such [*] of the Project Fee for such step within thirty (30) days after the receipt of the invoice therefor. Aerogen shall notify Dance on completion of each step and shall provide reasonable evidence of completion of the relevant step in accordance with the Device Development Plan to Dance if requested. Dance shall pay Aerogen the balance [*] of the Project Fee for the step and shall pay for any additional items properly invoiced within thirty (30) days of receipt of such notice. Dance shall be responsible for the costs and expenses related to the development of the Drug Product and the Drug Device Combination and for obtaining Regulatory Approvals for the Drug Device Combination. Late payment shall bear interest equal to European Central Bank main refinancing rate on the date such payment is due, plus an additional seven percent (7%), calculated on the number of days such payment is delinquent

4.3 Royalties.

4.3.1 Royalty Rate. In partial consideration of the License granted under this Agreement and subject to the terms and conditions of this Agreement, during and until the expiration of the applicable Royalty Term on a country by country basis, Dance shall pay to Aerogen a royalty (“Royalty”) on annual worldwide Net Sales by Dance or its Affiliates or Commercialization Partners in each such country based on the percentages set forth below:

Annual Worldwide Net Sales	Percentage Royalty
[*]	[*]
[*]	[*]
[*]	[*]

The above Royalties shall be referred to herein as Patent Royalties and shall be due and payable only if the Device sold in a particular country or its manufacture, use, importation or sale is covered by one or more Valid Claims of an Aerogen Patent in that country.

For the avoidance of doubt, and by way of illustration the Parties have set out a sample calculation of Royalties due in the event of annual sales of [*]:

[*]

[*]

[*]

Total Royalties                 [*]

4.3.2 Know How Royalties. In countries where the Device or its manufacture, use, importation or sale is not covered by one or more Valid Claims of an Aerogen Patent in such countries, Dance will pay Aerogen a Know-how Royalty on annual Net Sales by Dance or its Affiliates or Commercialization Partners in such countries during the Royalty Term equal to fifty percent (50%) of the percentages set out in Section 4.3.1.

4.3.3 Annual Minimum Royalties. In partial consideration of the License granted under this Agreement and subject to the terms and conditions of this Agreement, and in order to maintain the exclusivity of such License, beginning twelve (12) months after the First Commercial Sale in the United States or EU Major Markets, until the tenth (10th) anniversary thereof, Dance shall pay to Aerogen the amounts specified in the table below (“Annual Minimum Royalties”) less any Royalty previously paid for the applicable year:

Year of Sales following First Commercial Sale	Annual Minimum Royalties	Sales & % Royalty Applicable
2nd	[*]	[*]
3rd	[*]	[*]
4th	[*]	[*]
5th – 10th	[*]	[*]

Notwithstanding the foregoing, the Parties shall agree to eliminate or reduce the Annual Minimum Royalty in an equitable manner in the event Dance’s or its Affiliates’ or Commercialization Partners’ ability to sell the Device or Drug Product for use solely with the Device, is diminished due to (a) circumstances caused by Aerogen (including failure to achieve results or failure of Device to meet Specifications and Product Requirements as set forth in the Device Development Plan, or failure to supply Devices consistent with the Supply Agreement), (b) circumstances caused by Regulatory Authorities or (c) an event of force majeure.

4.4 Payment and Reports. Within sixty (60) days after the end of each calendar quarter in which Net Sales have occurred, Dance shall submit to Aerogen a written report setting forth for such preceding calendar quarter the Gross Sales made by Dance, its Commercialization Partner(s) and all Sublicensees together a calculation showing all deductions and Net Sales received and the calculation of the Royalty payable to Aerogen pursuant to Section 4.3 (Royalties). Such report shall be accompanied by the total Royalty due, if any, to Aerogen pursuant to Section 4.3 (Royalties). If the Royalty paid for any period set forth in the table in Section 4.3.1. (Royalties) is less than the applicable Annual Minimum Royalty for such period, then sixty (60) days after the applicable period, Dance shall pay to Aerogen the difference between the applicable Annual Minimum Royalty and the Royalty previously paid for such period. All payments shall be made in United States Dollars. Late payment shall bear interest equal to European Central Bank main refinancing rate on the date such payment is due, plus an additional seven percent (7%), calculated on the number of days such payment is delinquent. Sales made in currencies other than United States Dollars shall be converted to United States Dollars on the basis of the average exchange rate for the calendar quarter in which such sales were made. Such calendar average exchange rate shall be calculated by averaging monthly exchange rates published by The Wall Street Journal, Eastern U.S. Edition.

4.5 Record Keeping. Dance shall keep, and shall cause its Affiliates, Commercialization Partners and Sub-licensees to keep complete and accurate books of accounts of record in connection with the sale of Drug Products and Devices to permit verification of payments made hereunder. Such records belonging to Dance and its Affiliates and Commercialization Partners shall be maintained for a period of at least six (6) years from the date on which they were generated.

4.6 Audit Rights. Aerogen shall have the right to have an independent third party nationally-recognized accounting firm acceptable to Dance access the books and records of Dance, its Commercialization Partner(s) and all Sublicensees solely to the extent necessary to verify the accuracy of the reports and payments made hereunder. Such access shall be conducted upon reasonable written notice to party to be inspected and during that party’s normal business hours. Such access shall not be more frequent than once per calendar year and may occur only with respect to a calendar quarter in the immediately preceding sixty (60) months. The auditing Party shall be required to sign a confidentiality agreement for the benefit of the inspected party. The results of such audit shall be made available to Aerogen and Dance. If any audit discloses that the payments by Dance, a Commercialization Partner or a Sub-licensee to Aerogen are incorrect in Aerogen’s favor, then Dance shall pay any amount due to Aerogen within ten (10) days after receipt of the necessary documentation of the amount owed. If any audit discloses that the payments by Dance to Aerogen are incorrect in Dance’s favor, then Aerogen shall have the right to credit the amount of the overpayment against each subsequent quarterly payment due to Aerogen until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly payment of Royalties due hereunder, Aerogen shall promptly refund an amount equal to any such remaining overpayment. If Aerogen’s audit demonstrates an underpayment of more than five percent (5%) for the payment due to Aerogen during the audited period, Dance shall be liable for Aerogen’s reasonable cost of the audit that discovered such underpayment and Dance shall pay interest on the unpaid Royalties at a rate equal to the European Central Bank main refinancing rate on the date such payment is due, plus an additional seven percent (7%), calculated on the number of days such payment is delinquent. Otherwise, Aerogen shall bear the costs of such audits. Dance shall have the right to dispute any such audit results in accordance with Section 11 (Dispute Resolution). For the avoidance of doubt it is agreed that Dance shall ensure that all agreements it enters into with Commercialization Partner(s) or Sublicensees those agreements will contain terms which secure for Aerogen those Audit Rights described in this Section 4.6.

4.7 Withholding Taxes. Where required to do so by applicable Law or order of a governmental body, Dance shall withhold taxes required to be paid to a taxing authority in connection with any payments to Aerogen hereunder, and, upon request of Aerogen, Dance shall furnish Aerogen with satisfactory evidence of such withholding and payment. Dance shall cooperate with Aerogen in obtaining exemption from withholding taxes where available under applicable Law.

4.8 Late Payments. Any undisputed Project Fees, Royalties or Annual Minimum Royalties due to Aerogen under this Agreement or any portion thereof which are not paid when due, shall bear interest equal to European Central Bank main refinancing rate on the date such payment is due, plus an additional seven percent (7%), calculated on the number of days such payment is delinquent. If Project Fees are disputed and on resolution of the dispute it is found the Project Fees charged were correct or are adjusted by no more than 5%, then and in that event the unpaid Project Fees shall bear interest equal to European Central Bank main refinancing rate on the date such payment is due, plus an additional seven percent (7%), calculated on the number of days such payment is delinquent. This Section 4.8 shall not limit other remedies available to Aerogen under this Agreement.

5.	PATENT RIGHTS

5.1 Ownership of Intellectual Property.

5.1.1 Subject to existing third party rights and Encumbrances disclosed by Aerogen to Dance as of the Effective Date (and after the Effective Date as to Aerogen New Technology) as set forth in Schedule C, and further subject to Section 5.2.1(a) (Improvements) and Section 5.4.2 (Patent Prosecution and Maintenance), Aerogen shall own all rights, title, and interest to, or maintain control of its licenses to, the Licensed Intellectual Property.

5.1.2 Subject to third party rights and Encumbrances, and further subject to Sections 5.2.1(b) and (c) (Improvements), Dance shall own all rights title and interest to the Drug Product, Formulations, Packaging, Dance Data, Dance Know-How and Dance New Technology.

5.2 Improvements.

5.2.1 The Parties acknowledge that Dance and Aerogen intend to collaborate in the development of the Device, (including any manufacturing processes), and that such collaboration may generate Improvements whether or not patentable. In order to permit and encourage a successful collaboration and protect the key business interests of both Parties, the Parties agree that:

(a) Aerogen shall exclusively own all rights, title, and interest in and to the Device. Aerogen shall also exclusively own all rights, title and interest to all Improvements that relate exclusively to the Device developed by or on behalf of Dance or by or on behalf of Aerogen and/or their respective Affiliates (alone or together or with others) pursuant to activities conducted under this Agreement (the “Aerogen New Technology”).

(b) Other than the Aerogen New Technology, Dance shall exclusively own all Improvements developed by or on behalf of Dance or its Affiliates or by or on behalf of Aerogen or its Affiliates (alone or together or with others) pursuant to activities conducted under this Agreement (the “Dance New Technology”), including:

(i) all Improvements to the Drug Products (including all Improvements to any Formulations or Packaging), or their development, manufacture, use, importation or sale;

(ii) all Improvements developed in connection with the services provided by or on behalf of Aerogen or its Affiliates pursuant to the Device Development Plan and related to Drug Products;

(iii) all Improvements and other intellectual property related to, or derived from, the Dance Data referred to in clause (c)(i) below.

(c) Dance shall exclusively own:

(i) all pre-clinical, clinical, and non-clinical data generated in connection with the Device in combination with the Drug Products, or the Drug Products alone, including, without limitation, the pharmacokinetic and pharmacodynamic outcomes resulting from delivery of Drug Products in the Device;

(ii) any and all INDs, NDAs, and other similar Regulatory Approvals filed or awarded in any jurisdiction in the Territory related to the Drug Products and the Device and Drug Products used in combination; and

(iii) any Confidential Information of Dance (in accordance with Section 5.6 (Confidentiality). The data, Regulatory Approvals and Confidential Information described in clauses (i), (ii) and (iii) are referred to herein as the “Dance Data.”

(d) It is agreed that notwithstanding anything to the contrary in this Agreement, Novartis will own all Improvements that relate to the Efficiency of the Licensed Intellectual Property. Aerogen will hold an exclusive License to those Improvements where the Improvements relate exclusively to the Device. Dance will hold an exclusive License to those Improvements in the Field in the terms of this Agreement where the Improvements relate to the Drug Products and/or the Dance Data.

(e) Aerogen shall promptly disclose to Dance any Dance New Technology and Dance Data generated by or on behalf of Aerogen and Dance shall promptly disclose to Aerogen any Aerogen New Technology generated by or on behalf of Dance in connection with their performance under this Agreement, including under the Device Development Plan. Dance will solely own all such Dance New Technology and Dance Data, and Aerogen will solely own all such Aerogen New Technology, and such owning Party will have the sole right to obtain and to hold in its own name patents, copyrights, or such other protection as it may deem appropriate to the subject matter, and any extensions or renewals thereof (though such Party is under no obligation to file any patent application, secure or maintain any patent or register any copyright). Accordingly and without additional consideration, Aerogen and Dance, as the case may be, and their Affiliates hereby assign all of their right, title, and interest to the owning Party, including all patents and copyrights and other intellectual property rights including enforcement rights and the right to prepare and exploit derivative works, in such Dance New Technology, Dance Data and Aerogen New Technology, as the case may be, waive any moral rights thereto and shall cause their respective employees, agents and contractors to do the same. Each Party agrees to give the other Party or any person designated by the other Party at the other Party’s expense, all assistance reasonably required to perfect the rights hereinabove defined, including the execution of documents and assistance or cooperation in legal proceedings. For the avoidance of doubt, Aerogen and Dance acknowledge and agree that each Party shall have the right to protect, whether by way of a patent filing or other intellectual property filing, any work conducted by such Party and kept separate from the work performed under or in connection with this Agreement.

5.3 Patent Prosecution and Maintenance. Aerogen, at its own expense, shall prosecute and maintain Aerogen Patents listed in Schedule A in countries so identified on a patent by patent basis. In connection with Aerogen New Technology, Aerogen at its own expense shall file, prosecute and maintain Aerogen Patents in the U.S., Europe and Japan covering the Device and its manufacture, use offer for sale, sale and importation. In the event that Dance requires that any Aerogen New Technology be protected in countries other than the U.S, Europe and Japan, it may notify Aerogen of its requirements and Aerogen will file, prosecute and maintain those patents in those locations, and Dance will share 50% of the costs for such additional countries.

5.3.1 Except to the extent otherwise agreed by the Parties in writing or as provided in this Agreement: (i) subject to the terms and conditions of any license agreement under which Aerogen obtained rights to the Licensed Intellectual Property, Aerogen at its own expense shall have the primary right but not the obligation to control prosecution, maintenance, challenges against validity and unenforceability or patentability (according to the provisions of this Section 5.3) with respect to the Device and the Licensed Intellectual Property, and Dance will assist Aerogen, at Aerogen’s request and expense (subject to this Section 5.3), in any such activities; and (ii) Dance at its own expense shall have the primary right and obligation to control prosecution, maintenance, challenges against validity and unenforceability or patentability (according to the provisions of Section 5.4 below) with respect to the Dance New Technology, the Drug Products and the Device in combination with Drug Products, and Aerogen will assist Dance, at Dance’s request and expense (subject to this Section 5.3), in any such activities.

5.3.2 Subject to the terms and conditions of any license agreement under which Aerogen obtained rights to the Licensed Intellectual Property, Aerogen shall not surrender or otherwise abandon any of the Aerogen Patents in any country in the Territory without providing reasonable prior written notice to Dance of such intention to surrender or otherwise abandon (which notice shall, in any event, be given no later than twenty (20) days prior to the next deadline for any action that would result in such surrender or abandonment that may be taken with respect to such Aerogen Patent with the relevant patent office) and providing Dance an opportunity to assume responsibility for an Aerogen Patent. In the event Dance elects to assume responsibility for an Aerogen Patent, and at Dance’s expense, without additional consideration Aerogen shall assign and hereby assigns to Dance all right, title and interest in such Aerogen Patent, and Aerogen shall promptly take all actions reasonably necessary or desirable to perfect such interest; provided that Aerogen will retain all rights and obligations with respect to such Aerogen Patent before the date of such assignment. If Aerogen assigns an Aerogen Patent to Dance under the preceding sentence, and if the only Valid Claim covering the Device in a particular country is included in such Aerogen Patent and is not included in any other Aerogen Patent, then Dance shall, on and after the date of such assignment, only pay to Aerogen Know How Royalties on Net Sales of the Device and Drug Products in such country, as provided for in Section 4.3.2.

5.3.3 Aerogen shall keep Dance reasonably informed as to the status of any of the Aerogen Patents in the Territory, and, subject to the terms and conditions of any license agreement under which Aerogen obtained rights to the Licensed Intellectual Property, shall consider in good faith the reasonable requests and suggestions of Dance with respect to the prosecution, maintenance and defense of the Aerogen Patents in the Territory.

5.3.4 Subject to the terms and conditions of any license agreement under which Aerogen obtained rights to the Licensed Intellectual Property, to the extent reasonably expected to adversely affect the Aerogen Patents or the Device in the Territory, Aerogen shall promptly provide Dance with copies of correspondence or materials received from the PCT, the U.S. Patent & Trademark Office (“PTO”), or equivalent intellectual property regulatory authority in any other country within the Territory.

5.3.5 In addition, subject to the terms and conditions of any license agreement under which Aerogen obtained rights to the Licensed Intellectual Property, Dance shall have the right to approve any settlement that would render Dance unable to exercise its rights under this Agreement or would reasonably be expected to adversely affect the Aerogen Patents or the Device in the Territory or would result in any liability or admission on behalf of Dance, such approval not to be unreasonably withheld, conditioned or delayed.

5.3.6 If Dance reasonably believes that Aerogen may fail to make any required payments or take any action required for the preparation, filing, prosecution, defense or maintenance of the Aerogen Patents in the Territory within a reasonable time, Dance shall provide Aerogen with written notice of such deficiency. If Aerogen, or its licensor, fails to take the required action within the shorter of (i) forty-five (45) days of notice from Dance or (ii) five (5) business days before the deadline for taking such action, subject to the terms and conditions of any license agreement under which Aerogen obtained rights to the Licensed Intellectual Property, Dance shall have the right to thereafter make any such required payments in connection with such Aerogen Patents and take any such required action and deduct and offset such payments and any related costs and expenses from any future payments due under this Agreement to Aerogen.

5.3.7 Each Party agrees to mark all Devices in accordance with the applicable statutes or regulations in the country or countries of manufacture and sale thereof. For such purposes, each Party shall use Commercially Reasonable Efforts to provide the other Party with written notice of all of its patent numbers applicable to the Device.

5.4 Enforcement.

5.4.1 If either Party should become aware of any infringement or misappropriation or threatened infringement or misappropriation of the other Party’s intellectual property rights contemplated herein by a third party that could reasonably be expected to adversely affect the Device and/or the Drug Products, as the case may be (“Product-Specific Infringement”), it shall promptly notify the other Party in writing and provide any information available to that Party relating to such alleged Product-Specific Infringement.

5.4.2 Aerogen shall have the initial right (but not the obligation) to bring and/or control any enforcement action with respect to an asserted Product-Specific Infringement pertaining primarily to the Device. Dance shall have the initial right (but not the obligation) to bring and/or control any enforcement action directed to an asserted Product-Specific Infringement pertaining to the Drug Product. The Party controlling the enforcement action shall keep the other Party reasonably informed of the progress thereof.

5.4.3 In the event the Party with the first right to so initiate an enforcement action (the “Priority Party”) does not initiate such enforcement action within (a) ninety (90) days after a request by the other Party (the “Requesting Party”) to initiate an enforcement action against an alleged Product-Specific Infringement or (b) five (5) business days before the time limit, if any, set forth in the appropriate laws and regulations related to the filing of any such actions, whichever comes first, or the Priority Party notifies the Requesting Party at any time that it does not desire to enforce or defend such rights with respect to such alleged infringement, then the Requesting Party shall have the right (but not the obligation) to enforce such alleged infringement; provided that any settlement of such infringement shall be subject to the approval of both Parties if such settlement would not terminate all further use by the alleged infringer of such rights. Notwithstanding anything to the contrary contained herein, (i) Aerogen shall have the right to approve any settlement that would adversely affect the Aerogen Patents or Aerogen’s rights under this Agreement or result in any liability or admission on behalf of Aerogen, such approval not to be unreasonably withheld, conditioned or delayed; and (ii) Dance shall have the right to approve any settlement that would adversely affect the Drug Product or the use of the Drug Product with the Device or Dance’s rights under this Agreement or result in any liability or admission on behalf of Dance, such approval not to be unreasonably withheld, conditioned or delayed.

5.4.4 Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, all amounts recovered in an enforcement action for a Product-Specific Infringement, after reimbursing each Party for its costs and expenses incurred in such enforcement action, shall be shared equitably between the Parties based on the damages established in such enforcement action. The balance, if any, shall be treated as Net Sales for purposes of this Agreement such that Aerogen shall receive a royalty based on the total amount of such remaining recovery, and Dance shall retain the balance.

5.4.5 If the Exploitation of the Device results in a claim alleging patent infringement against either Party (or its Affiliates or Sublicensees), such Party shall promptly notify the other Party hereto in writing. Dance shall have the initial right to defend and control the defense of any infringement claim pertaining primarily to the Drug Product and Aerogen shall have the initial right to defend and control the defense of any infringement claim pertaining primarily to the Device or the Device in combination with the Drug Products and any Improvements to the foregoing. Each Party (i) may use counsel of its own choice as applicable, and (ii) keep the other Party informed of all material developments in connection with any such claim. Any losses, liabilities, costs, expenses, damages, awards and settlements paid or otherwise incurred by Dance in connection with the defense and/or settlement of such claim, including in the form of any license fees, royalties or other payments made by Dance to any third party to acquire intellectual property rights or obtain a license or other rights, in each case that may be necessary to practice the Licensed Intellectual Property or Exploit the Device, or the Drug Products in combination with the Device, to the extent not covered under Section 8.1 (Indemnification by Aerogen), (collectively, “Third Party Payments”), shall be subject to the following reductions in Royalty payments: [*] of such Third Party Payments shall be fully creditable against Royalties otherwise due and payable by Dance to Aerogen hereunder, provided that in any one year, Royalties otherwise due and payable by Dance to Aerogen hereunder may not be reduced by more than [*]. If the amount of any reduction of Royalties cannot be fully utilized or applied by Dance in a particular year as a result of the foregoing limitation, Dance may utilize or apply such unutilized or unapplied amounts against any Royalties due and payable by Dance under this Agreement in subsequent years, until all unutilized or unapplied reductions of Royalties are fully utilized or applied. Such reductions will only be permitted where the losses, liabilities, costs, expenses, damages, awards and settlements relate to the Device only and not to the drug products. Further, if Dance believes that it requires an additional license or other rights from a third party in order to Exploit the Device or the Drug Products in combination with the Device, it shall first notify Aerogen of its concern. In the event that Aerogen believes that no further license or right is required the parties shall in good faith seek to reach agreement in default of which the matter will be resolved in accordance with Section 11 (Dispute Resolution).

5.5 Licensed Intellectual Property not owned by Aerogen.

5.5.1 In the case of Product Specific Infringement relating to intellectual property rights held by Aerogen under the Novartis License it is acknowledged that Novartis Pharma AG has the first right but not the obligation to prepare, file, prosecute, maintain and defend oppositions and interferences against those patents. Aerogen has the right to prepare, file, prosecute, maintain, or defend oppositions and interferences against those patents when there is (i) an alleged suspected threatened or actual infringement of a licenced patent by the manufacture use import offer for sale or sale of a product marketed in the United States, United Kingdom, France, Italy, Spain, Germany or Japan and the product is approved for use in the Field; and (ii) the product has taken or is more likely than not to take [*] in that market; in such cases Aerogen has secondary right to take action to enforce the patent.

5.5.2 Where a Product Specific Infringement relates to Intellectual Property Rights held by Aerogen under the Novartis Licence Dance recognizes that its right to take enforcement action with regard to any such Product Specific Infringement set out in section 5.4 shall be limited and be secondary to Aerogen’s rights pursuant to its Licence from Novartis Pharma AG.

5.6 Non-use and Non-disclosure Obligations. Each of Aerogen and Dance shall use any Confidential Information received by it from the other Party solely in connection with performance of their respective obligations and exercise of their respective rights under this Agreement and the Supply Agreements and shall not disclose such Confidential Information to any third party, without the prior written consent of the other Party. These obligations shall survive the expiration or termination of this Agreement and the Supply Agreements for a period of ten (10) years. These obligations shall not apply to Confidential Information that:

5.6.1 is known by the receiving Party, as evidenced by its written records, at the time of receipt and not through a prior disclosure by the disclosing Party;

5.6.2 is at the time of disclosure or thereafter becomes published or otherwise part of the public domain through no breach of this Agreement by the receiving Party;

5.6.3 is subsequently disclosed to the receiving Party without restriction, as evidenced by its written records, by a third party having the right to make such a disclosure; or

5.6.4 is developed by the receiving Party, as evidenced by its written records, independently of information received by it from the disclosing Party hereunder.

5.7 Required Disclosure. In order to provide the disclosing Party an opportunity to seek a protective order or the like with respect to certain Confidential Information of the disclosing Party, the receiving Party may disclose information to the extent that it is required by Law or order of any governmental authority or agency, including the Securities and Exchange Commission, to be disclosed by a Party; provided that the receiving Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing, if reasonably practical, to give the other Party a meaningful opportunity to comment thereon, and shall use reasonable efforts to incorporate in such confidential treatment request any reasonable comments of the other Party.

5.8 Permitted Disclosure. Notwithstanding Section 5.6 (Non-use and Non-disclosure Obligations), Confidential Information provided under this Agreement by a disclosing Party may be disclosed to employees, agents, board members, consultants, or suppliers of the receiving Party, but only to the extent permitted or required to accomplish the purposes of this Agreement; provided that such employees, agents, board members, consultants or suppliers shall also agree to confidentiality and non-use provisions at least as strict as those contained in this Agreement. The receiving Party shall be responsible for any breaches of this Agreement by its employees, agents, board members, consultants, or suppliers. In addition, a Party may disclose Confidential Information provided under this Agreement by the other Party to any governmental authority in order to file for, prosecute or maintain any Licensed Intellectual Property (or in the case of Dance, any patent applications and patents or other intellectual property covering Dance New Technology or in the case of Aerogen any patent applications and patents or other intellectual property covering Aerogen New Technology) or any Regulatory Authority to obtain Regulatory Approvals to market the Device, Drug Product or a combination of the Device and Drug Product, but such disclosure may be made only to the extent necessary to pursue such prosecution or maintenance or to obtain such approval, all to the extent permitted or required to accomplish the purposes of this Agreement.

5.9 Sensitive Information. Dance may designate and otherwise mark certain of its Confidential Information as particularly sensitive (“Sensitive Information”). Sensitive Information will be disclosed only to employees of Aerogen designated by Dance in writing and such employees shall not disclose any Sensitive Information to any other employee or agent of Aerogen, or to any board member, consultant, counsel, or supplier, or any third party without the express written permission of Dance.

5.10 Return. Upon the termination of this Agreement, all Confidential Information of the disclosing Party in the receiving Party’s possession will be returned to the disclosing Party (or destroyed by the receiving Party, with written confirmation of such destruction), and the receiving Party will make no further use thereof. Notwithstanding the foregoing, the receiving Party may retain one copy of the Confidential Information of the disclosing Party solely for archival purposes to ensure compliance with the provisions of this Section 5 or with the requirements of Regulatory Authorities.

5.11 Publicity. Except as required by Law or court order, all publicity, press releases and other announcements or disclosures relating to the existence and terms of this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both Parties; provided that such publicity, press releases and other announcements shall not disclose any Confidential Information of the other Party hereunder and shall give appropriate attribution to the other Party’s role(s) in the project contemplated herein. Each Party shall provide the other Party an opportunity to review and comment on the language of such attribution prior to first use thereof in a press release or other public disclosure. Either Party may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of the other Party, as may be required by applicable Law (including, without limitation, disclosure requirements of the SEC, NYSE, or any other stock exchange or NASDAQ), in which case the Party seeking to disclose the information shall give the other Party reasonable advance notice and review of any such disclosure and shall seek confidential treatment of such information to the extent possible under applicable Law.

6.	WARRRANTIES, REPRESENTATIONS AND CONVENANTS

6.1 Corporate Existence and Power. As of the Effective Date, each Party represents and warrants to the other Party that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated or organized; and (b) it has full power and authority and the legal right to own or license and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

6.2 Authority. As of the Effective Date, each Party represents and warrants to the other Party that (a) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; (d) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained; and (e) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable Law or any provisions of such Party’s charter documents in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation, agreement, license, or any written instrument with any third party or court or administrative order by which such Party is bound.

6.3 Intellectual Property.

6.3.1 Aerogen represents and warrants that, to its knowledge, Schedule A sets forth a true, correct and complete list of all Aerogen Patents comprising the Licensed Intellectual Property that are being licensed to Dance and that it has the right to license the Aerogen patents to Dance pursuant to the terms of this Agreement, and that other than the Aerogen Patents listed on Schedule A, as of the Effective Date, there are no other Patents (including any foreign counterparts) owned or controlled by Aerogen or its Affiliates that are necessary or useful in order for Dance or its Affiliates or Sublicensees to Exploit the Device, Drug Product or Drug Device Combination or otherwise exercise their rights and licenses under this Agreement.

6.3.2 As of the Effective Date Aerogen represents and warrants that all registrations with and applications to governmental or regulatory bodies in respect of the Licensed Intellectual Property in the Territory required to be made by Aerogen, or made at its direction and under its control, are in full force and effect and Aerogen has taken all commercially reasonable actions required to maintain their validity and effectiveness, and Aerogen covenants that it will continue to do so during the Term hereof.

6.3.3 As of the Effective Date, Aerogen represents and warrants that it has taken commercially reasonable measures to protect the secrecy, confidentiality and value of the Aerogen Information, including the Aerogen Know-How, and covenants that it will continue to do so during the Term hereof. To the knowledge of Aerogen, Aerogen is in compliance with any and all licenses and other legal or contractual obligations with respect to the Licensed Intellectual Property, and Aerogen is not nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license with respect to the Licensed Intellectual Property. Aerogen covenants that during the Term hereof, it will continue to comply with any and all licenses and other legal or contractual obligations with respect to the Licensed Intellectual Property.

6.3.4 Other than as set forth in Schedule C attached hereto, as of the Effective Date, Aerogen represents and warrants that it has never received (nor is it aware that any licensor, licensee, or Affiliate has ever received) any Claim alleging that Aerogen’s (or such third party’s or Affiliate’s) development or use of the Licensed Intellectual Property interferes with, infringes, or misappropriates any intellectual property rights of any third party (including any Claim that Aerogen (or such third party or Affiliate) must license or refrain from using any intellectual property rights of any third party in order to Exploit the Device or Accessory). To the knowledge of Aerogen, there are no facts which would form a reasonable basis for any Claim of interference, infringement or misappropriation of any intellectual property rights of any third party related to the development or use of the Licensed Intellectual Property or the Device or any Accessories. Other than as set forth in Schedule C attached hereto, to the knowledge of Aerogen: (a) no third party has interfered with, infringed upon, or misappropriated the Licensed Intellectual Property; and (b) there are no facts which would form a reasonable basis for any claim of such interference, infringement, or misappropriation. As of the Effective Date, no Claim is pending or, to the knowledge of Aerogen, is threatened which challenges the legality, validity, enforceability, use, or ownership of any Licensed Intellectual Property, and to the knowledge of Aerogen, there are no facts which would form a reasonable basis for any such Claim.

6.3.5 As of the Effective Date, Aerogen represents and warrants that, to the best of its knowledge, the Exploitation of the Device or any Accessory in the Territory does not interfere with, infringe upon, or misappropriate, any intellectual property rights of any third party.

6.4 Legal Proceedings. As of the Effective Date, and other than as set forth in Schedule C attached hereto, Aerogen represents and warrants to Dance that to the best of its knowledge there is no pending Proceeding (a) that has been commenced by or against Aerogen or any of its Affiliates or that otherwise relates to or may affect the Licensed Intellectual Property, or (b) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of Aerogen, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

6.5 Non-Compete in Territory.

6.5.1 Aerogen’s Obligations. During the Term, and for so long as the license granted hereunder is exclusive neither Aerogen nor any of its Affiliates shall, directly or indirectly, engage in any activities or participate in any business (including selling, licensing, divesting, or transferring rights to any third party) or otherwise compete with Dance or its Affiliates or Sublicensees anywhere in the Territory in the Field with respect to any Vibrating Mesh Inhaler.

Aerogen shall not, and shall cause its Affiliates to not, either directly or indirectly (including with any third party), without limiting the foregoing, specifically license out a Vibrating Mesh Inhaler for use with insulin during the Non-Compete period.

6.5.2 Dance’s Obligations. During the Term, and for so long as Dance’s License hereunder is exclusive, neither Dance nor any of its Affiliates shall, directly or indirectly, engage in any activities or participate in any business (including selling, licensing, divesting, or transferring rights to any third party) or otherwise compete with Aerogen anywhere in the Territory in the Field with respect to use of a Vibrating Mesh Inhaler.

6.6 Additional Covenants by the Parties.

6.6.1 By Dance

(a) Stand-Alone Sales. Dance shall not, and shall cause its Affiliates and Sublicensees to not, develop, use, import, export, promote, offer to sell, or knowingly sell or otherwise commercialize the Device as a stand-alone product to be used with any drug compound other than the Drug Products.

(b) Device Restrictions. Dance covenants and agrees that during the Term it will use the Device solely for use with the Drug Products in the Field.

(c) Device Manufacturing. Dance covenants and agrees that during the Term it will not make or have made the Device, except as otherwise permitted as to second source suppliers in Section 7 (Supply) of this Agreement and in the Supply Agreements.

7.	SUPPLY

The Parties shall enter into definitive clinical and commercial supply agreements providing for the exclusive supply of Devices from Aerogen or its contract manufacturer to, at Dance’s election, Dance, its Affiliates, or its Commercialization Partners (the “Clinical Supply Agreement” and “Commercial Supply Agreement” to be referred to herein collectively from time to time as the “Supply Agreements”), and shall use Commercially Reasonable Efforts to enter into such Supply Agreements as soon as reasonably practicable and in any event within six (6) months after the Effective Date for the Clinical Supply Agreement, and no later than twelve (12) months prior to the first filing for Regulatory Approval of the Drug Product for the Commercial Supply Agreement. The Parties shall negotiate with one another in good faith with respect to the Clinical Supply Agreement and the Commercial Supply Agreement, which shall incorporate the terms set forth below in Sections 7.1 and 7.3 for the Clinical Supply Agreement and Sections 7.2 through 7.6 for the Commercial Supply Agreement, and other customary terms for a supply relationship of this nature.

7.1 Clinical Development. Aerogen shall use Commercially Reasonable Efforts to manufacture and supply the Device to Dance, its Affiliates, or its Commercialization Partners, at [*] if intended for use during clinical trials by Dance pursuant to Section 3.4.1 (Regulatory Approval of Device, Drug Product or Combination Product by Dance). Aerogen shall use Commercially Reasonable Efforts to provide one hundred percent (100%) of Dance’s, its Affiliates’, or its Commercialization Partners’ requirements for such clinical trials.

7.2 Commercial. Aerogen shall manufacture and supply the Device to, at Dance’s election, Dance, its Affiliates, or Commercialization Partners, at a price equal to Aerogen’s cost plus a margin to be agreed by the Parties in good faith starting no later than (6) months prior to the date the first Device is anticipated to receive Regulatory Approval. Aerogen shall agree to use Commercially Reasonable Efforts to commence scale-up activities to transition from clinical supply to commercial supply of Devices based on Dance’s forecasted requirements. Aerogen shall use Commercially Reasonable Efforts to provide one hundred percent (100%) of Dance’s, its Affiliates’, or Commercialization Partners’ requirements of the Device for such commercial supply. After the Royalty Term, the Parties shall negotiate in good faith with respect to the appropriate supply price for the Device.

7.3 Forecasts. Under the Commercial Supply Agreement, Dance and its Commercialisation Partner(s), Affiliates, and Sublicensees shall submit rolling non-binding quarterly forecasts of its anticipated requirements of Devices for the next [*] calendar quarters.

7.4 Device Specifications. The Supply Agreements shall set forth any final product specifications for the Device as determined in accordance with this Agreement and following the Development Program. The Supply Agreements may also set forth any additional manufacturing and process specifications and other characteristics and materials for the Device (“Additional Specs”), as mutually agreed to by the Parties. Any changes in such Additional Specs that could: (i) affect the ability of Dance or its Affiliates or Commercialization Partners to obtain the 510(k) marketing authorization (or equivalent foreign regulatory authorizations) for the Device; or (ii) have a material adverse effect on the development of the Device and/or manufacture thereof, including the quality, reliability, robustness or user interface of the Device or which would otherwise have an adverse effect on the Drug Product when used with the Device, or (iii) affect the ability of Dance or any Affiliate or Commercialisation Partner of Dance to obtain or maintain Regulatory Approval of the Drug Product or the Device for use in combination with the Drug Product anywhere in the Territory, shall require the prior written approval of Dance.

7.5 Secondary Source.

7.5.1 Redundancy. In order to avoid any material interruption of supply to Dance of the Device, Aerogen shall ensure that it has sufficient redundancy in sourcing its off-the shelf and non-off-the-shelf components of the Device, and the Device itself.

7.5.2 Direct Purchase by Dance. Notwithstanding the above, if in any given calendar year any of the Triggering Events (to be defined in the Supply Agreements) occurs, Dance shall have the right to purchase at its expense directly such quantities of such Devices, or components, as it deems necessary from such additional sources of supply (or any other third party suppliers in Dance’s sole discretion), with the terms and duration to be defined in the Supply Agreements. The Supply Agreements shall contain provision for limited and revocable technology transfer by Aerogen to Dance and/or any additional sources of supply or other third party suppliers of the Device or components.

Any agreement that Dance enters into with any second or additional source or other third party suppliers is subject to the alternate sources’ or other third party suppliers’ execution of customary confidentiality agreements to protect the Licensed Intellectual Property, if such source or third party is not already otherwise obligated to Aerogen to protect such intellectual property.

7.5.3 Assembly, Packaging and Labeling. At any time with at least [*] written notice to Aerogen, Dance may establish an alternative source for Device assembly, packaging, and labeling. Such supplier may be a second source or the primary source for the final assembled packaged and labeled Device, and in either case, the components for the Device that are proprietary to Aerogen would be supplied by Aerogen.

7.6 Other Supply Terms. Other customary supply terms in the Supply Agreements shall include but not necessarily be limited to, forecasting and ordering procedures, quality, acceptance and rejection, invoicing and payment, inspection and optimization, repair, supply of replacement parts, product recalls, adulteration, misbranding, product warranties, notice and cure periods, trademark license and usage guidelines, representations and warranties (including with respect to the final design of the Device), indemnities (including comprehensive product liability and infringement indemnities from Aerogen for the Device), remedies, force majeure, termination provisions and co-terminus term with this Agreement, all as mutually agreed to by the Parties in the Supply Agreements.

8.	INDEMNIFICATION

8.1 Indemnification by Aerogen. Aerogen shall indemnify, defend and hold harmless Dance and its Affiliates and each of their respective employees, officers, directors, agents, from and against any and all third party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) resulting from or in connection with the breach by Aerogen of any representation, warranty or covenant contained in this Agreement, provided, however, that such indemnification right shall not apply to any Claims, liability, loss, damage, cost and expense (a) to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of Dance or its Affiliate, or (b) for which Dance is obligated to indemnify Aerogen under Section 8.2(i) or (ii) (Indemnification by Dance).

8.2 Indemnification by Dance. Dance shall indemnify, defend and hold harmless Aerogen and its Affiliates and each of their respective employees, officers, directors and agents from and against any and all third party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) to the extent resulting from or in connection with (i) the breach by Dance of any representation, warranty or covenant contained in this Agreement; (ii) the infringement or misappropriation of the patent rights, trade secrets or other intellectual property rights of any third party by Dance or its Affiliates relating to the Aerogen New Technology and Dance New Technology when used in connection with the Drug Products; (iii) the Exploitation of the Device by Dance, its Affiliates or Sublicensees; provided, however, that such indemnification right shall not apply to any Claims, liability, loss, damage, cost and expense (a) to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of Aerogen or its Affiliates or licensors or (b) for which Aerogen is obligated to indemnify Dance under Section 8.1.

8.3 Indemnification Procedures. Promptly after receipt by a Party seeking indemnification under this Section 8 (an “Indemnitee”) of notice of any pending or threatened claim against it (an “Action”), such Indemnitee shall give written notice to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Section 8 (the “Indemnifying Party”) of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby. Any Action that is subject to indemnification under this Section 8 shall be brought against an Indemnitee and it shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and, the Indemnifying Party shall not be liable to such Indemnitee under this Section 8 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof. No compromise or settlement of any Action may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. No compromise or settlement of any Action may be effected by an Indemnitee without the Indemnifying Party’s prior written consent.

8.4 Insurance. Each of Aerogen and Dance shall have and maintain such type and amounts of liability insurance covering its activities under this Agreement as is normal and customary in the medical device and pharmaceutical industries generally for parties similarly situated. Each Party shall, upon request of the other Party, provide the requesting Party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto.

9.	TERM AND TERMINATION

9.1 Term. The term of this Agreement shall begin upon the Effective Date and shall continue in full force and effect on a country by country basis, until the expiration of the Royalty Term in such country, or unless earlier terminated under this Section 9 (the “Term”).

9.2 Termination of Agreement for Breach. Either Party may terminate this Agreement and the License for material breach of a material provision by giving ninety (90) days’ written notice to the breaching Party (specifying in reasonable detail the basis for such termination) and such breaching Party has not cured such breach within such ninety (90)-day period or, if such breach is not capable of being cured within such ninety (90)-day period, the breaching party is using Commercially Reasonable Efforts to cure such breach within such ninety (90)-day period in which case the party in breach will be granted a further one hundred and twenty day period in which to remedy the breach (except in the case of failure to make an undisputed payment hereunder in which case the period of notice and opportunity to cure shall be thirty (30) days).

9.3 Termination of Agreement for Challenge. Aerogen shall have the right to terminate this Agreement immediately upon written notice if Dance or its Affiliates or Sublicensees challenges in a court of competent jurisdiction the validity scope or enforceability of or otherwise opposes any patent right included in the Licensed Intellectual Property.

9.4 Termination of Agreement by Aerogen. Aerogen may terminate this Agreement and the License upon the occurrence of one or more of the following:

9.4.1 immediately upon written notice to Dance in the event Dance initiates a voluntary proceeding under the U.S. Bankruptcy Code; or

9.4.2 immediately upon written notice to Dance in the event Dance becomes the subject of an involuntary proceeding under the U.S. Bankruptcy Code and such proceeding is not dismissed or stayed within ninety (90) days of its commencement.

9.5 Effect of Termination.

9.5.1 Termination shall not relieve either Party of any obligations (including payment obligations) which have accrued prior to the effective date of such termination.

9.4.2 In the case of any breach of the terms of the License, subject to Section 10, a decision to terminate or not to terminate does not reduce or eliminate any recourse otherwise available to either Party including at law or in equity.

9.4.3 Upon any termination of this Agreement other than by Dance under Section 9.2 (Termination of Agreement for Breach), all rights under the License shall automatically terminate and revert to Aerogen and in such circumstances Dance will promptly return to Aerogen all Aerogen Confidential Information.

9.4.4 Upon termination by Dance under Section 9.2, at Dance’s option, the License shall survive, subject to compliance by Dance with all applicable provisions of this Agreement, (including payment of royalties).

9.4.5 Subject to the foregoing, upon termination of this Agreement, Dance and/or its Affiliates or Sublicensees shall have the right to sell off any Devices within its or their control for a period not to exceed six (6) months from the date of termination, subject to payment of any applicable Royalty obligations.

9.4.6 Upon the termination of this Agreement for any reason any Sublicenses granted by Dance hereunder shall survive; provided that each Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement and agrees to pay directly to Aerogen the same amounts that would have been due to Aerogen from Dance under this Agreement with respect to such Sublicense, had the Agreement not terminated.

9.5 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (beginning at 11 U.S.C. 101, as amended) (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under Section 365(n) of the Bankruptcy Code.

9.6 Survival. Except as expressly provided herein, Sections 1 (Definitions), 2.1 (to the extent provided by Section 9.5.4), 2.2 (Right to Sublicense) (to the extent provided by Section 10.5.6), 4.5 (Recordkeeping), 4.6 (Audit Rights), 4.7 (Withholding Taxes), 4.8 (Late Payments), 5.1 (Ownership of IP), 5.2 (Improvements), 5.6, 5.7, 5.8 & 5.9 (Confidential Information), 8 (Indemnification), 9 (Term and Termination), 10 (Limitation of Liability), 11 (Dispute Resolution), 12 (Miscellaneous) and any accrued rights as to payments due shall survive any expiration or early termination of this Agreement.

10. LIMITATION OF LIABILITY. EXCEPT FOR PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS OR LOSS OF USE, ARISING OUT OF OR RELATED TO THE LICENSED INTELLECTUAL PROPERTY, DEVICES OR DRUG PRODUCTS, OR TO THIS AGREEMENT, OR A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER, EVEN IF A PARTY KNOWS OR SHOULD HAVE KNOWN OR IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY. NOTWITHSTANDING THE FOREGOING, THESE LIMITATIONS SHALL NOT APPLY TO ANY THIRD-PARTY CLAIM THAT IS THE SUBJECT OF SECTION 8, TO THE EXTENT SUCH THIRD PARTY HAS BEEN AWARDED SUCH DAMAGES.

11.	DISPUTE RESOLUTION

11.1 Informal Resolution. Subject to Section 12.6 (Injunctive Relief), in the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the “Dispute”), prior to instituting any arbitration on account of such Dispute, the Parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such Dispute to the Chief Executive Officer of Dance and the Chief Executive Officer of Aerogen. In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within thirty (30) days of the first written request for dispute resolution under this Section 11.1, then the Parties shall resolve all such Disputes in accordance with Sections 11.2 (Arbitration) and 11.3 (Arbitration Procedures).

11.3 Arbitration Procedures. Such arbitration may be conducted under the commercial rules then in effect for the AAA except as provided herein. All such proceedings shall be held in English and a transcribed record prepared in English. Each Party shall choose one (1) arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. Such arbitrators shall thereafter choose a third arbitrator within thirty

(30) days of their appointment. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment of the first two (2) arbitrators within thirty (30) days of such failure who shall thereafter pick the third as set forth herein. Each Party in any arbitration proceeding commenced hereunder shall bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the Dispute as necessary to protect either Party’s name, Confidential Information, proprietary Information, trade secrets, Know-How or any other intellectual property or proprietary right. If the Dispute involves scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field. The award rendered by the arbitrators shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.4 Governing Law. This Agreement shall be governed by the laws of the State of New York, USA, notwithstanding any conflicts of laws provisions.

12.	MISCELLANEOUS

12.1 Unenforceability. Both Parties hereby expressly state that it is the intention of neither Party to violate any Law. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

12.2 No Waiver. The failure by either Party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this Agreement.

12.3 Drafting. This Agreement shall not be construed more strictly against one Party than the other because it may have been drafted by one of the Parties or its counsel, each Party having contributed through its counsel substantially and materially to the negotiation and drafting thereof.

12.4 Assignment. This Agreement and the Parties’ rights and obligations hereunder shall not be assignable except with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement or its rights or obligations under this Agreement, without the consent of the other party, to any of its Affiliates, or any entity that acquires all or substantially all of the business or assets of Company to which this Agreement relates (whether by asset purchase, stock purchase, merger, change of control, or otherwise); provided that such Affiliate, successor in interest or acquirer assumes all of such Party’s obligations under this Agreement.

12.5 Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the Parties. Except as otherwise provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by such Party.

12.6 Injunctive Relief. Each of the Parties agrees that if certain material obligations under this Agreement are not performed in accordance with their specific terms or are otherwise breached, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist and (c) damages would be difficult to determine. Each of the Parties agrees that, in such case, the injured Party or Parties shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching Party shall waive any requirement that such Party or Parties post bond as a condition for obtaining any such relief.

12.7 Notices. Every notice, election, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication required or permitted under this Agreement or by applicable Law shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the seventh (7th) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission (provided that, on that same date, a copy of such notice is sent by registered or certified mail, postage prepaid, return receipt requested), or (d) on the third (3rd) business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery (receipt verified), freight prepaid, addressed to the Party for whom intended at the mailing address or facsimile number set forth below, or such other mailing address or facsimile number, notice of which is given in a manner permitted by this Section 12.7.

For Aerogen:

Aerogen Limited

Attn:	John Power
Chief Executive and Managing Director
Aerogen Limited
IDA Business Park
Dangan
Galway
Ireland

Direct:	353 91 ######
Fax:	353 91 584639

With a copy to:	Francis Gannon
Financial Controller
Aerogen Limited
IDA Business Park
Dangan
Galway
Ireland
Direct:	353 91 ######
Fax:	353 91 584639

For Dance:

Dance Pharmaceuticals, Inc.

Attn:	John Patton, PhD.
Direct:	650-740-9625
Email:	jpatton@dancepharma.com

With a copy to:

12.8 Entire Agreement. This Agreement and the Schedules hereto and made a part hereof, contain the entire understanding between the Parties relating to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings and arrangements, whether written or oral, between the Parties hereto and any term sheets entered into or exchanged by the Parties. Notwithstanding the foregoing, the Parties’ ongoing respective rights and obligations under the Confidentiality Agreement between the Parties dated March 19, 2009 shall continue in full force and effect. No amendments, changes, modifications, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

12.9 Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.10 Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof.

12.11 Further Actions. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

12.12 Compliance with Law. Each Party will carry out its respective obligations under this Agreement and other activities pursuant to this Agreement in compliance Law. Export of controlled commodities, technical data, or information about such commodities or data may be prohibited by Law. Accordingly, each Party also agrees to take all steps reasonably necessary to comply with applicable export and import laws and regulations as they apply to use and distribution of the subject matter of this Agreement.

12.13 Force Majeure. Neither Party shall be liable or responsible to the other Party for loss or damages, or for any default or delay attributable to any event beyond its reasonable control and without its fault or negligence, including but not limited to acts of God, acts of government (including injunctions), fire, flood, earthquake, volcano, strike, lockout, labor dispute, breakdown of plant, shortage of critical equipment, loss or unavailability of manufacturing facilities or material, casualty or accident, civil commotion, acts of public enemies, acts or terrorism or threat of terrorist acts, blockage or embargo and the like (a “force majeure event”); provided, however, that in each such case the Party affected shall give prompt notice of any such event to the other Party and use commercially reasonable efforts to avoid such event and to remedy it promptly. The Party giving such notice shall thereupon be excused from such of its obligations as it is prevented or delayed in performing for so long as it is prevented or delayed as a result of such force majeure event, and for sixty (60) days thereafter, and the Party receiving notice shall be similarly excused from its respective obligations which it is thereby unable to perform.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties hereto have executed this LICENSE, DEVELOPMENT, COLLABORATION, AND COMMERCIALIZATION AGREEMENT as of the Effective Date.

AEROGEN LIMITED

By:	/s/ John S. Power
Name: John S. Power
Title: CEO

DANCE PHARMACEUTICALS, INC.

By:	/s/ John S. Patton
Name: John S. Patton
Title: CEO

[SIGNATURE PAGE TO LICENSE AGREEMENT]

SCHEDULE A

DEVICE PATENTS AND PATENT APPLICATIONS

Countries Protected in addition to the USA

File No.	Patent No	Title	Country and Patent No/Issue Date
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

File No.	Patent No	Title	Country and Patent No/Issue Date
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

Legend:	L after the patent number denotes that the IP is licensed to Aerogen.
A after the patent number denotes that the IP is assigned to Aerogen.

SCHEDULE B

DEVICE DEVELOPMENT PLAN

This Device Development Plan was prepared by reference to the Product Requirements furnished by Dance, Document reference number D001, Revision 002, dated 28th June 2010.

Background

Dance Pharma are proposing to target the treatment of Diabetes through the inhalation of liquid insulin.

This is the Device Development Plan prepared and agreed by the Parties pursuant to Section 3.3.1 of the License, Development, Collaboration and Commercialization Agreement dated [ ] November 2010 (hereinafter “the Agreement”).

It is noted that Aerogen Ltd is accredited to ISO 13485:2003 and 21CFR820, and this proposed design and development program will be completed under its full suite of Design Control Procedures, which are routinely audited by NSAI and FDA, and using forms and templates, which have been successfully submitted to achieve both CE mark and 510K accreditation on Nebulizer products currently on sale. These systems and procedures are expected to meet the requirements of Dance Pharma.

[*]	[Note: Approximately four (4) pages of this Schedule B for which confidential treatment has been requested have been omitted and filed separately with the Securities and Exchange Commission.]

SCHEDULE C

DISCLOSURES

Patent Litigation Against Aerogen

Aerogen was sued by PARI GmbH, Moosstrasse 3, D-82319 Starnberg/Germany for patent infringement in the District Court in Munich, Germany on May 20, 2003 regarding its sale of the Aerogen Pro Nebulizer. The complaint alleged infringement in view of Pari’s EP 0615470 patent (“the ‘470 patent”) that was nationalized in Germany.

Aerogen sought to nullify the ‘470 patent in a nullity action filed on December 22, 2004. A decision on the merits of the nullity action was rendered on 22 July 2004 and invalidated all claims of the ‘470 patent.

On October 13, 2004 Pari lodged an appeal with Federal Supreme Court. The appeal was heard on December 2, 2008. The Court issued its decision on the same day, declaring that claims 1-2 and 4-9 were invalidated, but that amended claim 3 was allowed. This claim is set forth below.

3.	Fluid droplet production apparatus comprising:

a membrane (5);

an actuator (7), for vibrating the membrane, the actuator comprising a composite thin-walled structure and comprising an electrostrictive (for example piezoelectric) member (70), wherein the member comprises a first layer (71) and the actuator comprises at least one other layer (72) mechanically bonded to the member, wherein the ratio a of the mechanical stiffness of the member to the other layer (Yh2-Ay’h’2) lies in the range of 0.3,a≤1, and wherein the actuator (7) is arranged to operate in a bending mode and to vibrate the membrane substantially in the direction of actuator bending;

means (3) for supplying fluid directly to a surface of the membrane, as fluid is sprayed therefrom on vibration of the membrane; and

electrodes (275, 282) disposed such that an applied field causes the member (70) to attempt to change length in its planar dimension, whereby mechanical reaction with the other layer (72) causes the actuator to bend.

The infringement part of the case is currently stayed, but may be reinitiated by Pari. [*].

Potential Infringement by Others

Aerogen is aware that the following companies may infringe the Licensed Intellectual Property.

[*]

Aerogen Confidential and Proprietary

SCHEDULE D

DANCE WARRANT

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

DANCE PHARMACEUTICALS, INC.

WARRANT TO PURCHASE COMMON STOCK

No.	November 25, 2010

THIS CERTIFIES THAT, for value received, AEROGEN LIMITED, a private limited company incorporated in Ireland with its principal office located at Galway Business Park, Dangan, Ireland, or its assigns (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time during the Exercise Period (as defined below), to subscribe for and purchase from DANCE PHARMACEUTICALS, INC., a Delaware corporation, with its principal office at 2 Mint Plaza, Suite 804, San Francisco, CA 94103 (the “Company”), up to [            ]shares (the “Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), subject to adjustment as set forth herein. The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $0.01, subject to adjustment hereunder.

1. EXERCISE OF WARRANT.

General. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto as Exhibit A-1;

(b) Subject to Section 1.2 hereof, payment of the Exercise Price either in cash or by certified check or wire transfer to an account designated by the Company; and

(c) This Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised. In the event that this Warrant is being exercised for less than all of the then-current number of Warrant Shares purchasable hereunder, the Company shall, concurrently with the issuance by the Company of the number of Warrant Shares for which this Warrant is then being exercised, issue a new Warrant exercisable for the remaining number of Warrant Shares purchasable hereunder.

The person in whose name any certificate or certificates for Warrant Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Warrant Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in the form attached hereto as Exhibit A-2 in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X =	Y (A-B)
A

Where	X =	the number of Warrant Shares to be issued to the Holder

	Y =	the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

	A =	the fair market value of one Warrant Share (at the date of such calculation)

	B =	the Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one Warrant Share shall be determined by the Company’s Board of Directors in good faith; provided, however, that in the event that this Warrant is exercised pursuant to Section 1.1 (A) in connection with the Company’s initial public offering of its Common Stock (“IPO”) or (B) in connection with a Change of Control (as defined below), the fair market value per share shall be the price per share of Warrant Shares as set forth in the definitive purchase or merger agreement relating to that Change of Control. For the purpose of this Warrant, “Change of Control” means the closing of the Company’s sale or transfer of all or substantially all of its assets, or the closing of the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less the fifty percent (50%) of the voting power of the surviving entity.

1.3 Stockholder Agreements. Exercise of the Warrant may be conditioned upon the Holder’s execution of such stockholder agreement(s) as the Company may require (collectively, the “Stockholder Agreements”). Such agreement(s) may include terms and conditions that provide the Company and/or other stockholders with (i) a right of first refusal with respect to the Warrant Shares, (ii) “drag-along” rights in favor of the stockholders owning a majority of shares of capital stock of the Company, (iii) “market standoff” or “lock-up” conditions, and i(iv) such other terms and conditions as the Company may require; provided that, upon exercise of this Warrant and the said such agreement(s) shall be amended to will include “tag-along” rights in favor of the Holder provide the Holder with customary co-sale rights to participate on a pro rate basis on certain sales of shares of Common Stock proposed to be made by certain key holders of Common Stock (the “Key Holders”). For the avoidance of doubt, under no circumstances shall the Holder have any co-sale or any other similar rights on any proposed sales of shares of the Company’s Preferred Stock, whether proposed to be made by any Key Holders or any other holders of shares of Preferred Stock of the Company.

2. COVENANTS OF THE COMPANY.

2.1 Covenants as to Warrant Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that it will at all times prior to the Termination Date (as defined below) have authorized and reserved, free from preemptive rights, a sufficient number of Warrant Shares to provide for the exercise of the rights represented by this Warrant. If at any time prior to the Termination Date the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Notices of Certain Transactions. In case:

the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise/conversion of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or of any Change of Control or capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or an IPO,

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Change of Control, reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption conversion or IPO is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such Change of Control, reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption, conversion or IPO) are to be determined. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice.

Termination.

The right to exercise this Warrant shall commence on the date of issuance (the “Commencement Date”) and, subject to Section 3(b) below, this Warrant and the right to purchase securities upon exercise hereof shall terminate on November 15, 2015 (five years from the Commencement Date) (the “Expiration Date” and the period commencing on the Commencement Date and ending on the Expiration Date, the “Exercise Period”).

In the event of, at any time during the Exercise Period, the Company consummates an IPO or a Change of Control, this Warrant shall be deemed expired upon the date such IPO is closed or the occurrence of such Change of Control, provided the Company provides the Holder with prior notice of such IPO or Change of Control in accordance with Section 2.2 above.

3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

If outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 4.

4. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of a Warrant Share by such fraction.

TRANSFER OF WARRANT AND WARRANT SHARES.

Each Holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

Subject to the provisions of Section 6(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

The Company will maintain a register containing the names and addresses of the Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Holder may change such Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

NO IMPAIRMENT. The Company will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will (subject to Section 13 below) at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

5. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

6. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth above, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10. If notice is given to the Company, a copy shall also be sent to Lowenstein Sandler, PC, 65 Livingston Avenue, Roseland, New Jersey 07068, Attention: Michael J. Lerner, Esq.

8. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

9. GOVERNING LAW; JURISDICTION; VENUE. This Warrant, and all matters arising directly and indirectly herefrom (the “Covered Matters”), shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between parties in Delaware. Each of the parties hereto irrevocably submits to the personal jurisdiction of the courts of the State of California and the United States District Court for the Northern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

AMENDMENT AND WAIVER. Any term of this Warrant may be amended or waived with the written consent of the Company and the Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of November 15, 2010.

DANCE PHARMACEUTICALS, INC.

By:
Name:	John Patton
Title:	President & CEO

EXHIBIT A-1

PURCHASE FORM

To: DANCE PHARMACEUTICALS, INC.	Dated: , 20

The undersigned, pursuant to the provisions set forth in the attached Warrant No.             hereby irrevocably elects to purchase             Warrant Shares covered by such Warrant and herewith makes payment of $            , representing the full purchase price for such shares at the price per share provided for in such Warrant.

The undersigned acknowledges that he, she or it has reviewed the representations and warranties contained in Annex 1 hereto and by his, her or its signature below hereby makes such representations and warranties to the Company. The undersigned further acknowledges that he, she or it, as a condition to the purchase of             Warrant Shares, he, she or it, shall execute a counterpart signature page to each applicable Stockholder Agreement and be bound by the terms set forth therein.

Signature:

Name (print):

Title (if applicable)

Company (if applicable):

Annex 1

Holder hereby represents and warrants to the Company as follows (with all capitalized terms used in this Annex 1 and not otherwise defined herein having the respective meanings ascribed thereto in the Warrant):

Holder Bears Economic Risk. Holder has substantial experience in financial and business matters and in evaluating and investing in private placement transactions of securities in companies similar to the Company so that Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect Holder’s own interests. Holder must bear the economic risk of this investment indefinitely unless the Warrant Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Holder understands that the Company has no present intention of registering the Warrant Shares. Holder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Holder to transfer all or any portion of the Warrant Shares in the amounts or at the times Holder might propose.

Acquisition for Own Account. Holder is acquiring the Warrant Shares for Holder’s own account for investment only, and not with a view towards their distribution.

Accredited Investor. Holder represents that he, she or it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

Rule 144. Holder acknowledges and agrees that the Warrant Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Holder has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

Residence. If Holder is an individual, then Holder resides in the state or province identified in the address of Holder set forth in the Warrant; if Holder is a partnership, corporation, limited liability company or other entity, then the office or offices of Holder in which its investment decision was made is located at the address or addresses of Holder set forth in the Warrant.

Discussions with Management and Other Information. Holder has had an opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management and to review the Company’s facilities. Holder acknowledges that it has received all information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Warrant Shares.

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EXHIBIT A-2

NET ISSUE NOTICE OF EXERCISE

To: DANCE PHARMACEUTICALS, INC.	Dated: , 20

1. The undersigned hereby elects to purchase             Warrant Shares or such other stock issuable upon exercise of the Warrant to which this form is attached (the “Warrant”), of DANCE PHARMACEUTICALS, INC. pursuant to the terms of the Warrant, and hereby elects under Section 1.2 of the Warrant to surrender the right to purchase             Warrant Shares pursuant to the Warrant for a net issue exercise with respect to             Warrant Shares. Capitalized terms used in this Exhibit A-2 without definition shall have the meaning ascribed to such term in the Warrant.

The undersigned acknowledges that he, she or it has reviewed the representations and warranties contained in Annex 1 hereto and by his, her or its signature below hereby makes such representations and warranties to the Company. The undersigned further acknowledges that he, she or it, as a condition to the purchase of             Warrant Shares, he, she or it, shall execute a counterpart signature page to each applicable Stockholder Agreement and be bound by the terms set forth therein.

2. Please issue a certificate or certificates representing said shares of Warrant Stock in the name of the undersigned or in such other name as is specified below:

Signature:

Name (print):

Title (if applicable)

Company (if applicable):

Annex 1

Holder hereby represents and warrants to the Company as follows (with all capitalized terms used in this Annex 1 and not otherwise defined herein having the respective meanings ascribed thereto in the Warrant):

Holder Bears Economic Risk. Holder has substantial experience in financial and business matters and in evaluating and investing in private placement transactions of securities in companies similar to the Company so that Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect Holder’s own interests. Holder must bear the economic risk of this investment indefinitely unless the Warrant Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Holder understands that the Company has no present intention of registering the Warrant Shares. Holder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Holder to transfer all or any portion of the Warrant Shares in the amounts or at the times Holder might propose.

Acquisition for Own Account. Holder is acquiring the Warrant Shares for Holder’s own account for investment only, and not with a view towards their distribution.

Accredited Investor. Holder represents that he, she or it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

Rule 144. Holder acknowledges and agrees that the Warrant Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Holder has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

Residence. If Holder is an individual, then Holder resides in the state or province identified in the address of Holder set forth in the Warrant; if Holder is a partnership, corporation, limited liability company or other entity, then the office or offices of Holder in which its investment decision was made is located at the address or addresses of Holder set forth in the Warrant.

Discussions with Management and Other Information. Holder has had an opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management and to review the Company’s facilities. Holder acknowledges that it has received all information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Warrant Shares.

-ii-

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,                     hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of Warrant Shares covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Shares

Dated: , 20	Signature:

Witness: